UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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The Children’s Place, Inc.
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May 6, 2024

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2024 Annual Meeting of Shareholders (the “Annual Meeting”) of The Children’s Place, Inc. (referred to in this Proxy Statement as “we”, “The Children’s Place” or the “Company”) will be held at 500 Plaza Drive, Secaucus, New Jersey on Wednesday, May 22, 2024, at 8:30 a.m. (Eastern), for the following purposes:

1.	To elect six members (the “Directors”) of the Board of Directors (the “Board”), each to serve for a one-year term;

2.	To ratify the selection of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for fiscal 2024; and

3.	To conduct an advisory vote to approve the compensation (“Say-on-Pay”) of the Company’s named executive officers (the “NEOs”).

Shareholders of record at the close of business on April 10, 2024 (the “Record Date”) are entitled to vote at the Annual Meeting.

Your vote is important. We encourage you to vote by proxy, even if you plan to attend the Annual Meeting. You may vote your proxy via the internet or by telephone by following the instructions included on your proxy card. You may also vote by mail by signing, dating and returning your proxy card in the envelope provided. Voting now will not limit your right to change your vote and/or to attend the Annual Meeting.

By order of the Board of Directors,

Jared E. Shure
Senior Vice President, General Counsel and Corporate Secretary
The Children’s Place, Inc.
500 Plaza Drive
Secaucus, New Jersey 07094

If you have any questions or require any assistance with voting your shares, please contact:

MACKENZIE PARTNERS, INC.

1407 Broadway, 27th Floor
New York, New York 10018
(212) 929-5500 (Call Collect)
or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

2024 PROXY STATEMENT	I

PROXY SUMMARY

The Children’s Place is sending you this Proxy Statement in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. The below summary highlights key information contained in this Proxy Statement. As it is only a summary, please review the entire Proxy Statement and the accompanying Annual Report before you vote.

Summary of Shareholder Voting Matters

At our Annual Meeting at 500 Plaza Drive, Secaucus, New Jersey on Wednesday, May 22, 2024, at 8:30 a.m. (Eastern), shareholders are being asked to vote on the following matters:

Proposal	Board Vote Recommendation	Page Reference
1. Election of Six Members of the Board of Directors	FOR each Nominee	57
2. Ratification of Selection of Independent Registered Public Accounting Firm	FOR	58
3. Say-on-Pay – Advisory Vote on NEO Compensation	FOR	60

Fiscal 2023 Overview

During fiscal 2023, the Company realized continued benefits from its structural transformation to a digital first retailer. Despite persisting challenges in the macro-economic environment, the Company’s focus, diligence, consumer-centric marketing and digital investments enabled it to accelerate its digital transformation and fleet optimization strategies, resulting in expanded digital penetration and customer acquisition. The Company’s accelerated digital transformation and fleet optimization strategies have positioned the Company to operate with less resources, including less stores, less inventory, less people, and less expense. These strategies allow us to better service customers online, where they prefer to shop, which we believe will drive more consistent and sustainable results over time.

Fiscal 2023 Highlights:

●	Made progress driving digital sales and traffic, despite the difficult consumer environment, resulting in digital sales representing an industry leading 54% of net retail sales in fiscal 2023.

●	Continued to execute a complementary multi-brand marketing strategy, with each brand (The Children’s Place, Gymboree, Sugar & Jade and PJ Place) strategically positioned to target an underdeveloped or untapped market share opportunity.

●	Expanded wholesale channel strategy, centered around the Company’s strong and growing relationship with Amazon.

●	Accelerated inventory reduction and liquidation efforts, ending the year with lower levels of inventory.

●	Closed 90 under-performing stores in fiscal 2023.

●	Published a comprehensive Environment, Social & Governance (“ESG”) Report which details the Company’s strategic approach to ESG.

Fiscal 2024 Key Events

Following the end of fiscal 2023, the Company made several public disclosures, including the announcement of the following key events:

●	On February 9, 2024, the Company announced that it had been working to improve its liquidity position and strengthen its balance sheet to best position the Company for the future. The Company also announced that it was working with its advisors (including Centerview Partners), lenders and potential lenders to obtain new financing necessary to support ongoing operations, and considering strategic alternatives in the event that the Company was unable to consummate new financing.

2024 PROXY STATEMENT	1

PROXY SUMMARY

●	On February 14, 2024, the Company received correspondence from Mithaq Capital SPC (“Mithaq”) notifying the Company that it acquired approximately 54% of the Company’s outstanding shares of common stock, par value $0.10 per share (the “Common Stock”) and the Company stated that it would accept Mithaq’s request to enter into discussions regarding the provision of financing to assist with the Company’s liquidity needs.

●	On February 16, 2024, the Company announced its entry into a non-binding term sheet, dated February 15, 2024, with 1903P Loan Agent, LLC (“Gordon Brothers”), as Lender, Administrative Agent and Collateral Agent, (the “Term Sheet”), for a $130 million term loan (the “Proposed Term Loan”).

●	On February 29, 2024, the Company entered into an interest-free unsecured promissory note with Mithaq, providing for up to $78.6 million in term loans, consisting of (a) an initial term loan in an aggregate principal amount of $30.0 million (the “Initial Term Loan”) and (b) a delayed draw term loan commitment of $48.6 million (the “Delayed Draw Term Loan;” and together with the Initial Term Loan, collectively, the “Mithaq Term Loans”). On February 29, 2024, the Company received the proceeds of the Initial Term Loan, that were used to, among other things, support the Company’s operations, including payments to vendors and service providers to address overdue accounts payable

●	On February 29, 2024, the Company and Mithaq also entered into a letter agreement (the “Letter Agreement”) for purposes of, among other things, ensuring an orderly transition of the governance of the Company following Mithaq’s acquisition of over 50% of the outstanding shares of Common Stock of the Company, including the continued presence of certain non-Mithaq nominated members on the Board during a transitional period. The Letter Agreement also required the Company to use reasonable best efforts to commence and complete a registered rights offering of up to approximately $90 million by distributing transferrable subscription rights to the stockholders of the Company at the applicable record date to purchase shares of common stock of the Company.

●	On February 29, 2024, the Company announced that four persons nominated by Mithaq – Turki Saleh A. AlRajhi, Muhammad Asif Seemab, Muhammad Umair and Hussan Arshad – had been appointed to the Board effective February 29, 2024, in accordance with the Letter Agreement. The Company also announced that, concurrently with the execution of the Letter Agreement, Elizabeth Boland, Alicia Enciso, Katherine Kountze and Wesley S. McDonald resigned from the Board effective February 29, 2024.

●	On March 11, 2024, the Company announced that Mithaq provided the Delayed Draw Term Loan to the Company on March 8, 2024. The net proceeds from the Delayed Draw Term Loan were used to, among other things, support the Company’s operations, including payments to vendors and service providers to address overdue accounts payable. With the funding of the Delayed Draw Term Loan, the resignations from the Board of Norman Matthews, John E. Bachman, Debby Reiner and Michael Shaffer became effective and the size of the Board was reduced to six. In addition, Mr. John A. Frascotti elected to resign from the Board on March 8, 2024 simultaneously with the resignations of the aforementioned resigning directors. Jane Elfers, President, CEO and current director of the Company, continues to serve on the Board, as well as in her roles as President and CEO of the Company. In addition, the Board appointed Douglas R. Edwards to serve on the reconstituted Board as an independent director, which appointment became effective March 14, 2024.

●	As a result of the Board composition changes described above, Norman Matthews ceased to be the Chairman of the Board, and Turki Saleh A. AlRajhi was appointed the new Chairman of the Board. Muhammad Asif Seemab was also appointed to the newly-created position of Vice-Chairman of the Board.

●	On April 17, 2024, the Company announced the closing of an additional $90 million term loan with Mithaq (the “New Mithaq Term Loan”). Given that the New Mithaq Term Loan will further strengthen the Company’s liquidity position on better overall terms in the aggregate than the Proposed Term Loan, the Company will not pursue the Proposed Term Loan any further.

For additional details regarding the above events, please review the Company’s public filings and visit the Company’s investor relations homepage found at https://investor.childrensplace.com/

2	2024 PROXY STATEMENT

PROXY SUMMARY

Election of Six Members of the Board of Directors

The Board has nominated six persons for election at the Annual Meeting. The Board recommends that shareholders vote “FOR” each of the nominees named below.

Name, Tenure, Committees	Age	Other Public Company Boards
Turki Saleh A. AlRajhi Director since 2024 Chairman of the Board Human Capital & Compensation Committee	31	—
Muhammad Asif Seemab Director since 2024 Vice Chairman of the Board Human Capital & Compensation Committee (Chair), Corporate Responsibility, Sustainability & Governance Committee (Chair)	41	—
Hussan Arshad Independent Director since 2024 Audit Committee (Chair), Corporate Responsibility, Sustainability & Governance Committee	40	—
Douglas Edwards Independent Director since 2024 Audit Committee, Corporate Responsibility, Sustainability & Governance Committee	66	—
Jane Elfers Director since 2010 CEO and President	63	—
Muhammad Umair Independent Director since 2024 Audit Committee, Human Capital & Compensation Committee	38	—

Board Diversity Matrix
Total Number of Directors	6
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	1	5	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or American Indian	—	—	—	—
Asian	—	2	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	1	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+			—
Did not Disclose Demographic Background			2

2024 PROXY STATEMENT	3

PROXY SUMMARY

2023 Shareholder Engagement

2023 Shareholder Engagement

Shareholders Contacted	Director Participation
Over 66% of our outstanding shares at the time of invitation	Two independent Directors, together with members of senior management, participated in all engagement conversations
Primary Topics Discussed
●	ESG Initiatives, Goals and Enhanced Disclosure

●	Human Capital Management, including diversity, equity and inclusion (“DE&I”)

●	Board Refreshment

●	Fiscal 2023 CEO Compensation Overview

Shareholder Engagement

Our Board and senior management team have a long and continuous history of engaging with shareholders and responding to their feedback. 2023 marked the 12th consecutive year that members of the Board –– the Chair of the Corporate Responsibility, Sustainability & Governance Committee and the Chair of the Human Capital & Compensation Committee –– together with members of senior management, engaged in conversations with our shareholders to exchange ideas and share perspectives.

In 2023, we reached out to shareholders holding over 66% of our outstanding shares of Common Stock, and two independent directors and members of our senior management spoke with shareholders who accepted our invitation to engage. Those who declined our invitation indicated either that they did not have any questions or a need to engage, and a few did not respond. We provided all invited shareholders with a presentation that outlined the important topics on which we wished to obtain their feedback. Shareholders who declined to engage did not indicate that they had any concerns with the matters set forth in the presentation. We held a call with proxy advisory firm Glass Lewis to discuss our outreach process and the shareholder feedback we received. We had also invited proxy advisory firm Institutional Shareholder Services (“ISS”) who declined to engage this year.

4	2024 PROXY STATEMENT

PROXY SUMMARY

Corporate Governance and Executive and Director Compensation Best Practices

The Board has proactively, with regular input from shareholders, enhanced the Company’s governance and executive compensation frameworks to support our business and align with market best practices.

Corporate Governance Best Practices
Robust annual shareholder engagement activities
Separate Chairman and CEO roles
Declassified Board, with annual elections for all Directors
Majority voting for all Directors
Explicit disclosure regarding Board’s decision-making processes
Sound practices on Director refreshment, succession planning and diversity
Annual mapping of Director skill sets and experience to business strategy
Annual Board, Committee and individual independent Director self-assessments
Limit on Director participation on outside public company boards
Special meeting rights for shareholders (25% ownership threshold)
Proxy access
Updated advance notice provisions to lengthen notice window for the submission of stockholder proposals
No supermajority voting requirements
Robust risk management activities
Publication of a comprehensive annual ESG report aligned to SASB guidelines and GRI standards
Expanded oversight of ESG topics across Board Committees

Executive and Director Compensation Best Practices
Value driving performance metrics in the annual bonus plan and long term incentive plan (“LTIP”) that measure progress on our financial results, strategic growth initiatives and include both a sustainability and a diversity core metric in LTIP awards
Robust stock ownership guidelines and holding requirements for our CEO, other senior executives (including our NEOs) and independent Directors
No tax gross-ups (excluding those in connection with standard relocation expenses)
All equity awards subject to “double trigger” vesting upon a change in control
Cap on the aggregate fair market value of equity awards made to each independent Director in any calendar year
Annual compensation risk assessment by management and an independent compensation consultant
Annual peer group review by an independent compensation consultant
Incentive compensation clawback policy (in place prior to new SEC regulation) in the case of financial restatements and other activity that is in conflict with or adverse to the interests of the Company, applicable to both the annual bonus plan and LTIP
No hedging and pledging activities in Company stock by our Directors, executives (including our NEOs) and associates
Bonus and performance share caps
Annual benchmarking of independent Director compensation by an independent compensation consultant

2024 PROXY STATEMENT	5

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Our Corporate Governance Framework

The Board strongly believes that good corporate governance accompanies and aids our long-term business success.

Corporate Governance Policies and Practices

Board and Committee Independence

●	Director Independence Standards. The Board makes an annual independence determination concerning its Directors using guidelines established to assist the Board in making these determinations. These guidelines are contained in our Corporate Governance Guidelines and in our Related Person Transactions Policy and cover, among other things, employment, family, compensatory and business relationships, and relationships with our independent registered public accounting firm.

Our Board also makes an annual determination that: (i) all of the members of the Audit Committee are “independent” within the meaning of applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Securities and Exchange Commission (“SEC”) rules and regulations and NASDAQ listing standards, as well as the ISS’ independence guidelines for purposes of overseeing the Company’s information security risk management, and meet the “financial sophistication” requirement of NASDAQ rules; and (ii) all of the members of the Human Capital & Compensation Committee are “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act.

●	Executive Sessions of Directors. Executive sessions of Directors are an important governance practice because they enable our Directors to discuss matters such as strategy, succession planning, risk, senior executive performance and compensation, future agenda items, and Board and Committee priorities and effectiveness, all without management present. Led by the Chairman of the Board and Committee Chairs, during fiscal 2023, the Directors of the Board and each Committee met in executive session, without our CEO or other members of Company management present, at every regularly scheduled Board and Committee meeting.

Board Composition and Continuous Evaluation

●	Board Skill Set and Experience. An important function of our Corporate Responsibility, Sustainability & Governance Committee is to evaluate whether the members of our Board, as a whole, possess a mix of the diverse skills, backgrounds and experience that are necessary to further the Company’s strategy and address the risks we face in the rapidly changing business environment in which we operate.

●	Board, Committee and Director Evaluation Process. The Corporate Responsibility, Sustainability & Governance Committee in fiscal 2023 engaged in an important process to evaluate the relevance and the breadth of our Directors’ skills, backgrounds and experience. The Committee conducted a formal evaluation of how well the Board functions and performs, the membership, leadership, roles and performance of each of the Board’s Committees, and the skill sets and contribution of individual independent Directors. During Fiscal 2023, the Committee engaged an independent third-party advisor to assist the Company in conducting its annual independent director self-assessment process. Following a brief written questionnaire, the centerpiece of this process were individual interviews conducted by the third party advisor with each independent director and selected members of the senior management team. The interviews solicited anonymous feedback on topics that are believed to be the most important to successfully accomplishing the goals of the Board and its Committees. TRB Partners then prepared a final report for the Committee that developed a focused list of priority topics and created an effective action plan for the Committee.

Board as a Whole and Individual Committees. The self-assessment process is designed to elicit a critical evaluation by the independent Directors of the performance of the Board and its Committees, including assessing agendas, informational needs, composition, processes, dynamics and effectiveness. The Corporate Responsibility, Sustainability & Governance Committee shared its findings and recommendations with the Board. The Board then considers the results of the evaluation and recommendations and, as necessary, identifies and authorizes steps to be taken to enhance Board and Board Committee performance.

6	2024 PROXY STATEMENT

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Individual Independent Directors. The self-assessment process is also designed to elicit a critical evaluation by the independent Directors of their peers, including discussion of skill sets against a list of skill sets, experience and attributes important to the Company. Independent Directors evaluate their peers on the basis of effectiveness and various attribute criteria. The Corporate Responsibility, Sustainability & Governance Committee utilizes the feedback to inform its succession planning. The Committee also utilizes the skill set inventory to identify any gaps in relevant knowledge and experience not covered by existing independent Directors. This process results in a discussion on how our Board is constituted currently and how our Board could be constituted in the future to align with our strategic objectives.

●	Board and Committee Refreshment and Succession Planning. By identifying and mapping individual skill sets, backgrounds and experience, and engaging in a Board, Committee and independent Director self-assessment and evaluation process, the Board prioritizes refreshment and succession planning for the Board, as a whole, as well as each of the Board’s Committees.

Board Engagement

●	Limit the Number of Public Company Boards. Our Corporate Governance Guidelines limit the number of public company boards of directors (including our Company) on which our Directors may serve to four, for our independent Directors, and two (including our Company), for our CEO. No Director nominee serves on any other public company board.

Board and Committee Oversight

●	Oversight Role of Board. The Board plays a fundamental role in overseeing the Company’s strategy, succession planning and risk management activities. In addition, the Board has charged each of our standing Committees with the responsibility for the oversight of the management of certain risks.

Strategy. The Board reviews and evaluates the Company’s execution of its strategic initiatives, engages in reviews with senior management, conducts separate independent Director sessions without our CEO or other members of the Company management present during which the Company’s strategy is evaluated and discussed, and receives presentations throughout the year on important aspects of the implementation of these initiatives. These periodic presentations include a review of the progress on initiatives, and reports from specific departments such as finance, information technology, supply chain, real estate, human resources and legal.

Succession Planning and Emergency Plans. CEO succession planning is a topic reviewed annually by our Board. On an annual basis, the Board engages in an in-depth review of the succession planning for the senior leaders of the Company’s management team. In addition, the Board reviews and evaluates of the skills and competencies needed to be possessed by potential CEO successors and has established a CEO emergency succession plan to prepare for unanticipated circumstances. The Board has a similar plan in place for the Chairman of the Board.

Risk Management. Our Board and its three standing Committees review and evaluate management’s activities concerning the identification, ranking, mitigation and monitoring of the major strategic, operational, financial, compliance and reputational risks we face in the course of our domestic and international business operations.

o	Corporate Responsibility, Sustainability & Governance Committee. Our Corporate Responsibility, Sustainability & Governance Committee (“CRS&G Committee”) has the oversight responsibility for ESG and governance risks. With respect to ESG matters, the Corporate Responsibility, Sustainability & Governance Committee receives reports on a regular basis from executives in charge of the Company’s various environmental and social initiatives and goals. The CRS&G Committee dedicates two meetings each year to an in-depth discussion of ESG topics, including matters related to the Company’s environmental and social initiatives, progress toward public goals and the Company’s overall ESG roadmap. Regarding governance matters, the Committee regularly reviews the composition, skill sets and

2024 PROXY STATEMENT	7

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

experience of our Board and individual Directors to assess the Board’s gender and racial diversity, the diversity of background and experience, and the skill sets necessary to oversee the Company’s strategic growth initiatives. This Committee also regularly reviews the Company’s governance policies, guidelines and practices, including with the periodic input of appropriate outside advisors, in order to continue to ensure that our policies, guidelines and practices reflect industry best practices.

o	Human Capital & Compensation Committee. Our Human Capital & Compensation Committee (“HC&C Committee”) has oversight responsibility for human capital management and compensation risk. The Committee receives reports on a regular basis from executives in charge of the Company’s various human capital/DE&I initiatives, as well as a report from its independent compensation consultants and management concerning their assessment of risk, if any, arising from the Company’s compensation policies and practices. The HC&C Committee dedicated two meetings in fiscal 2023 to an in-depth discussion of the various human capital/DE&I initiatives, including matters related to our public goals and the Company’s overall human capital management roadmap.

o	Audit Committee. Our Audit Committee has oversight responsibility for financial and enterprise risks. In connection with the oversight of financial risk, the Audit Committee meets regularly, together and separately, with senior finance management, the head of internal control and the Company’s independent auditors. With respect to enterprise risk oversight, the Audit Committee receives reports on a regular basis concerning the activities of the Company’s Strategic Risk Committee (“SRC”), which is composed of members of the Company’s senior leadership team. The Audit Committee dedicated two meetings in fiscal 2023 to an in-depth discussion of enterprise risk topics with the SRC’s members, including matters related to our global supply chain, information and data security, privacy, and business transformation activities. The SRC is composed of senior leaders from various business units where a particular risk resides, including the sourcing, logistics, information technology, finance, internal audit, human resources and legal departments. The SRC meets regularly throughout the year to discuss the identification and mitigation of enterprise risks, and is advised by third-party experts where appropriate (e.g., technical and legal experts on cybersecurity, privacy and business continuity matters).

o	Board of Directors. Our Board received regular reports during fiscal 2023 from the Chairs of the Corporate Responsibility, Sustainability & Governance, Human Capital & Compensation and Audit Committees. The Board meets periodically with members of the Company’s SRC to discuss risk identification and mitigation activities, and receives an annual update of ESG topics, including reports on the progress the Company has made toward its public goals and the status of the Company’s ESG roadmap. The Board also meets periodically with the Company’s third-party cybersecurity, privacy, financial and other experts to obtain their perspective on various matters. Finally, our Directors apply the breadth and depth of their own experience in domestic and international business operations, finance and accounting, and other fields in this risk oversight function.

For more detailed information on the changes described above concerning our Board Committees’ oversight responsibilities, see “Board of Directors and Board Committees” beginning on page 11 below.

Ensuring Board Accountability

●	Shareholder Oversight. The Company’s governance practices provide for Board accountability to the Company’s shareholders through: (i) majority voting for Directors in uncontested elections; (ii) declassification of the Board by providing for the annual election of all Directors; (iii) the ability for 25% of our shareholders to call special meetings; and (iv) the elimination of super-majority voting requirements to amend our Charter and Bylaw provisions.

●	Proxy Access. Our Bylaws provide proxy access rights to our shareholders pursuant to which the Company will include the names of up to two Director nominees (or, if greater, that number equal to 20% of the Board) in our proxy materials proposed by a shareholder or a group of up to 20 shareholders who have continuously owned 3% or more of our Common Stock for three years or more.

8	2024 PROXY STATEMENT

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Ensuring Management Accountability

●	Performance-Based Compensation. The Company has linked a substantial portion of the pay of its executives directly to the Company’s performance. As described in greater detail under the heading “Compensation Discussion & Analysis” beginning on page 24 below, in fiscal 2023 the Human Capital & Compensation Committee adhered to this pay-for-performance philosophy, and performance-based short-term and long-term incentives (cash and equity) comprise a significant component of our executives’ overall compensation.

●	Effective Performance Metrics. An important governance function is to measure progress in achieving strategic growth initiatives in an objective and quantitative manner, and to hold management accountable and reward success. In fiscal 2023, our Human Capital & Compensation Committee gave effect to this function through the adoption of performance metrics for the Company’s annual bonus plan and LTIP which directly measure progress in advancing our strategic growth initiatives and achieving our financial, diversity and sustainability goals, hold senior management accountable for financial and operational results over which they have more direct influence, and are key value creation drivers in the specialty retail industry.

Board Leadership Structure

●	Separate Chairman and CEO. The Board selects the Company’s CEO and Chairman of the Board in the manner that it determines to be in the best interests of the Company’s shareholders. The Board has determined that having an independent Director serve as Chairman of the Board is in the best interests of the Company’s shareholders at this time. Our Board believes that this structure ensures a greater role for the independent Directors in the oversight of the Company and active participation of the independent Directors in setting Board and Committee agendas and establishing priorities and procedures. Further, this structure permits the CEO to focus on the Company’s strategic matters and the management of the Company’s day-to-day operations.

●	Committee Chairs. Our Board’s leadership structure also includes experienced and involved Board Committee Chairs.

Established Policies Guide Governance and Business Integrity

●	Charters for Board Committees. Each of the CRS&G Committee, HC&C Committee and Audit Committee has a charter developed and maintained under the leadership of its Committee Chair. The Committee charters describe the purpose, responsibilities, structure and operations of each Committee. The HC&C Committee charter and the Audit Committee charter include the authority and responsibilities of each Committee under the applicable rules and regulations of the SEC and NASDAQ.

●	Corporate Governance Guidelines. The Company’s Corporate Governance Guidelines reflect the Board’s views and Company policy regarding significant corporate governance issues. As part of its ongoing review of best practices in corporate governance, the Board reviews these guidelines annually and updates these guidelines as appropriate.

●	Code of Business Conduct. The Company’s Code of Business Conduct is designed to promote the highest ethical standards in all of the Company’s business dealings. The Code of Business Conduct applies to the Directors, officers (including its principal executive officer, principal financial officer and principal accounting officer) and employees.

●	Anti-Corruption Policy. The Company’s Anti-Corruption Policy requires compliance with all laws, domestic and foreign, prohibiting improper payments or inducements to any person, including government officials. The Anti-Corruption Policy provides guidance on the types of improper payments that the Company prohibits and how to recognize and deal with corruption, bribery, and other unethical conduct.

2024 PROXY STATEMENT	9

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

●	Insider Trading Policy; Prohibition on Hedging/Pledging of Common Stock. The Company’s Insider Trading Policy is designed to assist the Directors, officers (including our named executive officers (“NEOs”)) and employees to comply with insider trading laws and prevent even the appearance of improper insider trading. Our Insider Trading Policy prohibits trading in derivatives of our Common Stock, including puts, calls and other financial derivatives, and also prohibits hedging and pledging of our Common Stock by any of our Directors, officers (including our NEOs) and employees in order to ensure that the interests of Directors, officers (including our NEOs) and employees align with those of our shareholders. For more information, see “Prohibition on Hedging/Pledging of Common Stock” on page 33 below.

●	Clawback Policy. The Company’s Clawback Policy applies to short term and long term incentive compensation and allows the Company to recover performance-based annual cash bonuses and stock awards granted under our LTIP from members of Company management, including our NEOs, in the event of certain occurrences, including the restatement of financial statements and other actions having a significant adverse impact on the Company.

●	Equity Award Grant Policy. The Company’s Equity Award Grant Policy governs the Company’s grant of equity and cash awards under the Company’s Fourth Amended and Restated 2011 Equity Incentive Plan, helping to promote consistent administration and effective compliance for the Company’s equity and cash awards program. During fiscal 2023, we worked with our independent compensation consultant to update this policy in line with best practices.

Shareholders may view these documents on the Company’s corporate website http://corporate.childrensplace.com in the “Corporate Overview” section under the “Investor Relations” tab and in the section entitled “Corporate Info —Governance Documents”.

Director Access to Management

●	Management Participation at Board Meetings. Topics are presented to the Board by members of Company management in an environment that encourages dialogue to develop between Directors and Company management. The Board’s direct access to management continues outside the boardroom during on-going discussions with our executives.

Shareholder Access to the Board of Directors

●	Communications to the Board of Directors. Shareholders may communicate directly with the Company’s independent Directors concerning proper and relevant topics by sending an e-mail to childrensplaceboard@childrensplace.com or by writing to Board of Directors, c/o Corporate Secretary, The Children’s Place, Inc., 500 Plaza Drive, Secaucus, New Jersey 07094.

Consideration of Board Nominees

●	Nomination by Shareholders. The CRS&G Committee acts on behalf of the Board to recruit, consider the qualifications of and recommend to the Board nominees for election as Directors, including by our shareholders and candidates to be appointed by the Board to fill vacancies on the Board. Our Corporate Governance Guidelines provide that the CRS&G Committee will consider candidates recommended by shareholders and that there will be no differences in the manner in which it evaluates nominees recommended by shareholders, and nominees recommended by the CRS&G Committee and/or Company management.

10	2024 PROXY STATEMENT

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Board of Directors and Board Committees

Board of Directors. The Board oversees the business, assets, affairs and performance of the Company. At the end of fiscal 2023, the Board had ten Directors, with nine independent Directors and one employee Director, our CEO. Six board members have been nominated for election at the Annual Meeting.

Committees of the Board of Directors. The Board has three standing Committees: the Corporate Responsibility, Sustainability & Governance Committee, the Human Capital & Compensation Committee and the Audit Committee. The members of the Board’s Committees as of the end of fiscal 2023 were as follows:

Name	Board of Directors	Audit Committee	Corporate Responsibility, Sustainability & Governance Committee	Human Capital & Compensation Committee
John E. Bachman*
Elizabeth Boland*
Jane T. Elfers
Alicia Enciso*
John A. Frascotti*
Katherine Kountze*
Norman Matthews*
Wesley S. McDonald*
Debby Reiner*
Michael Shaffer*

*	Independent Director

Financial Expert	Member	Chairperson

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CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Following the changes to the Board in early fiscal 2024, the members of the Board’s Committees are now as follows:

Name	Board of Directors	Audit Committee	Corporate Responsibility, Sustainability & Governance Committee	Human Capital & Compensation Committee
Turki Saleh A. AlRajhi
Hussan Arshad*
Douglas Edwards*
Jane T. Elfers
Muhammad Asif Seemab
Muhammad Umair*

*	Independent Director

Member	Chairperson

Attendance at Board and Committee Meetings

	Board of Directors	Audit Committee	Corporate Responsibility, Sustainability & Governance Committee	Human Capital & Compensation Committee
Meetings held in fiscal 2023 (in person, via video conference and/or telephonically)	15	11	6	7
Attendance	All directors, all meetings*	All members, all meetings	All members, all meetings	All members, all meetings

*	One Board member did not attend one meeting

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CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Corporate Responsibility, Sustainability & Governance Committee

The CRS&G Committee is responsible for overseeing the Company’s ESG risk management activities, including environmental initiatives, and social topics such as responsible sourcing in the Company’s global supply chain. This Committee is also charged with the oversight of the Company’s corporate governance policies and practices.

Environmental Initiatives

The CRS&G Committee oversees the Company’s environmental strategies, initiatives and goals. We believe that purpose-led companies such as ours have the opportunity and responsibility to work to ensure that our business contributes to a healthy planet. We continue to focus on topics that are important to our long-term success and where we believe we can have a positive impact. The CRS&G Committee oversees our environmental initiatives which aim to:

●	Reduce GHG emissions in our operations and across our global supply chain through science-based goals to address climate change;

●	Deliver responsibly sourced product offerings through the use of sustainable raw materials;

●	Divert the amount of waste from our operations sent to landfills and move to a more circular system through reusing and recycling; and

●	Implement third-party worker well-being programs with our top global vendors.

In designing and implementing the Company’s environmental initiatives, we identify areas where we believe we can make a difference and establish quantitative goals in an effort to positively impact the communities and environments affected by our business. To have the greatest impact, we collaborate with experts, non-governmental organizations (“NGOs”), other non-profit organizations, industry peers, and third-party vendors and factories to identify and implement initiatives. The CRS&G Committee oversees the Company’s commitment to a long-term approach across its global operations to act responsibly and efficiently.

Social Topics

The Company’s commitment to positive social practices includes our responsible sourcing activities in our global supply chain where we partner with our global third-party vendors and factories, NGOs and others in supporting workers’ health, safety and well-being. The Company monitors compliance by its third-party vendors and factories with the Company’s Vendor Code of Conduct, local laws and ethical business practices to help ensure fair and safe work conditions for the people who make the Company’s products. The Company also recognizes the importance of eliminating forced labor within the supply chain and its increasing significance in light of reports of human rights abuses in various regions of the world. In addition, the Company sponsors a number of worker well-being programs designed to improve the daily lives of the predominantly female factory workers who make its products. The Company’s commitment to being a positive social influence extends to its charitable mission of supporting children and families in need.

The CRS&G Committee regularly receives reports from executives overseeing the above initiatives and topics. In turn, the Chair of the CRS&G Committee regularly updates the full Board on the Committee’s activities.

For additional information concerning the Company’s environmental and social initiatives & goals, please refer to the Company’s ESG Report, which can be found on the Company’s corporate website at http://corporate.childrensplace.com under the ESG section, and the Company’s Annual Report on Form 10-K for fiscal 2023.

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CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Governance Matters

The CRS&G Committee recommends nominees for Directors and administers the formal Board, Committee and individual Director self-evaluation procedures. It also oversees and reviews the Company’s corporate governance policies, guidelines and practices and makes recommendations to the Board regarding corporate governance and Board and Committee structure.

Human Capital & Compensation Committee

The HC&C Committee has the oversight responsibility for the Company’s human capital management policies and practices, including diversity, equity and inclusion topics and associated risks. The HC&C Committee also is charged with the oversight of the Company’s executive compensation policies, practices and plans and associated risks.

Human Capital Management

The HC&C Committee is actively engaged in overseeing the Company’s human capital management strategies, including our talent and succession planning initiatives designed to attract, develop, engage, reward and retain top retail, digital and business leaders who can drive our financial performance and strategic growth initiatives and contribute to building long-term shareholder value. The Company has benefited greatly from the stability of our senior leadership team, who have an average tenure of approximately seven years, led by our CEO who has led the Company for over a decade. The HC&C Committee’s involvement in leadership development and succession planning is systematic and ongoing, culminating in an annual review at the Board level of succession plans for all senior leaders of the Company’s management team, inclusive of development strategies for top talent within the Company.

Diversity, Equity and Inclusion

In fiscal 2021, the Board approved the assignment of oversight responsibilities for human capital management activities and risks, including DE&I, to the HC&C Committee.

To improve the Board’s understanding of the Company’s culture and talent pipeline, the Board and its Committees periodically meet with high-potential executives in formal and informal settings. More broadly, the HC&C Committee and the Board are regularly updated on key talent metrics for the overall workforce, including diversity and inclusion, pay equity, employee relations, recruiting and development programs, and overall progress against the Company’s human capital development strategies. Diversity and inclusion are top priorities for the Company, and we actively strive to ensure that our workplace includes a range of perspectives and backgrounds at the Board level, in senior leadership, and throughout our management and associate base. The Company reports annually on employment data, including ethnicity, in line with Equal Employment Opportunity Commission guidelines, publishes its complete EEO-1 data on its corporate website, and continues to focus on building a culture which supports diversity, equity and inclusion, and which works to ensure fair compensation and opportunity for all employees regardless of gender or race.

14	2024 PROXY STATEMENT

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

The Company is women-led and believes that it is positioned to outperform industry standards by employing diverse teams operating in an inclusive environment. Over 85% of our customers are women and we are proud of our industry-leading gender diversity statistics across every level of the organization:

Women Representation in 2022
Overall Workforce	Board Members	Senior Leadership	Corporate Leadership	Store Management	Promotions Overall	Promotions in Corporate Leadership	Promotions in Store Management	New Hires Overall
86%	55% *	50%	62%	92%	94%	71%	97%	87%

*	As of May 10, 2023

Our women-led workforce deeply understands the wants and needs of our customer base, allowing the voice of the customer to be at the forefront of every decision we make. This is a key differentiator in the marketplace and helps us to ensure that we deliver on our brand promise. To underscore these efforts, the Company has established a goal to maintain our industry leading position of at least 80% representation of women in our overall workforce and maintain at least 50% representation of women in our corporate leadership positions.

The Company’s position is further enhanced by the diversity of teams across its stores, distribution centers and corporate headquarters, and in its senior leadership team. The Company has broad representation of races and ethnicities throughout the organization, with 68% of the Company’s overall workforce identifying as racially or ethnically diverse and associates identifying as racially or ethnically diverse representing 75% of new hires and 57% of promotions during fiscal 2022. The Company has reinforced its commitment to ensure that its workforce is reflective of local demographics and the customers the Company serves by setting a new goal to double the representation of Black/African American associates at its U.S. corporate offices by 2025. The Company seeks to uphold its diverse and inclusive culture by striving to ensure its talent acquisition programs sustain and grow diverse representation across its workforce, promoting talent from within, building an inclusive culture through awareness and education, and rewarding all employees equitably.

For additional information concerning the Company’s DE&I initiatives and EEO-1 data, please refer to the Company’s ESG Report, which can be found on the Company’s corporate website at http://corporate.childrensplace.com under the ESG section, and the Company’s Annual Report on Form 10-K for fiscal 2023.

Executive Compensation

The HC&C Committee reviews and recommends to the Board our CEO’s compensation, and with input from senior management, reviews and approves the compensation of our other executive officers. The HC&C Committee establishes our management compensation policies, reviews the terms of the Company’s incentive compensation plans and programs, and oversees the implementation and operation of these plans and programs. In addition, the HC&C Committee makes recommendations to the Board regarding the compensation of independent Directors.

The HC&C Committee is also responsible for reviewing and assessing potential risk arising from the Company’s compensation policies and practices. Each year, in conjunction with its independent compensation consultant and management, the HC&C Committee conducts a risk assessment of the Company’s compensation policies and practices to ascertain any potential material risks that may be created by the policies and practices. In fiscal 2023, the HC&C Committee considered the findings of the risk assessment and concluded that the Company’s compensation programs and practices are aligned with the interests of our shareholders, appropriately reward pay for performance, and do not promote excessive or imprudent risk-taking.

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CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

The HC&C Committee has the authority to retain the services of compensation consultants to provide it with recommendations, advice and information on various compensation matters, including the Company’s compensation of the CEO, the Company’s other executive officers and independent Directors. Acting in the capacity of an independent compensation consultant, Frederic W. Cook & Co. (“FW Cook”) advises the HC&C Committee with respect to the Company’s compensation policies and practices, the design and implementation of executive compensation plans and programs, and such other matters as the HC&C Committee may direct. FW Cook provides the HC&C Committee with benchmarking data concerning the compensation paid to senior executives and independent directors by companies in the Company’s peer group and the retail industry. FW Cook works directly with the HC&C Committee and its Chair, and meets with the Committee in executive sessions. FW Cook does not provide any services to the Company. The HC&C Committee has determined that FW Cook is independent and does not have any conflict of interest in its dealings with the HC&C Committee. The HC&C Committee made this determination, in part, by reviewing and considering the factors set out by the applicable rules and regulations of the SEC and NASDAQ covering independence, conflicts of interest and compensation advisors.

Human Capital & Compensation Committee Interlocks and Insider Participation

None of the members of the HC&C Committee is or has been an officer of the Company, none was an employee of the Company during fiscal 2023, and none had any relationship with the Company or any of its subsidiaries during fiscal 2023 that would be required to be disclosed as a transaction with a related person. None of the executive officers of the Company has served on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on the Company’s Board or the HC&C Committee.

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CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Audit Committee

The Audit Committee has oversight responsibility for the Company’s financial and enterprise risk management activities:

●	Financial Risk, including:
Financial reporting
Internal controls and internal audit function
Independent audits of the Company’s financial statements

●	Enterprise Risk, including:
Cybersecurity and privacy
Business continuity and disaster recovery
Operational matters, including global supply chain
Legal compliance

Reporting, Controls and Internal Audit

The Audit Committee monitors the preparation and integrity of our financial statements, our overall financial disclosure practices, the soundness of our system of internal financial controls, our compliance with good accounting practices and the adoption of new accounting standards. The Audit Committee also has oversight responsibility for the performance of our internal audit function and, in this capacity, the Audit Committee approves the annual internal audit plan. The Audit Committee regularly meets in executive sessions with the Company’s independent registered public accounting firm outside the presence of management, and also meets separately in executive sessions with members of senior management and with the head of our internal audit department.

Independent Auditors

The Audit Committee is responsible for the appointment of our independent registered public accounting firm, the oversight of the scope of its audit work and the determination of its compensation. In discharging this responsibility, the Audit Committee reviews our current firm’s qualifications, performance, control procedures and independence, all in accordance with regulatory requirements and guidelines, and periodically considers whether a change in the independent registered public accounting firm is recommended. As part of this evaluation, the Audit Committee considers a number of factors, including the current firm’s capabilities and expertise, industry knowledge and experience, the quality and performance of the lead engagement partner, other professionals and specialists on the audit team, audit methodology, including use of technology, and continuity for the Company. Based on this evaluation, the members of the Audit Committee believe that the selection of EY, our independent registered public accounting firm since 2018, to continue to serve as our independent registered public accounting firm for fiscal 2023, is in the best interests of the Company and our shareholders.

Cybersecurity and Privacy

The Company considers cybersecurity and privacy to be important issues affecting the enterprise both in terms of reputational risk and economic risk. The Company has implemented comprehensive controls consistent with the requirements of the International Organization for Standardization (“ISO”) and assesses cybersecurity maturity levels against the National Institute of Standards and Technology (“NIST”) framework to set appropriate standards, guidelines and best practices to manage cybersecurity-related risk. The Audit Committee is responsible for the oversight of the Company’s cybersecurity risk identification and mitigation activities, receives reports on these activities on a regular basis, and provides reports regularly to the Board.

2024 PROXY STATEMENT	17

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

The Company’s cybersecurity program is a continuous process where we strive to:

●	Identify Threats—both internal and external;

●	Identify Vulnerabilities—in order to understand any limitations, as well as to identify opportunities involving methodologies and technology;

●	Assess Risk Exposure—determine the likelihood that vulnerabilities may be exploited and the impact, financial and reputational, of being exploited;

●	Implement Detection and Protection Measures—through appropriate policies, procedures and use of technology to reduce the likelihood and impact of a breach, including by leveraging third-party cybersecurity experts to conduct vulnerability scanning, penetration testing, workforce control assessments, and a maturity assessment, and to enhance our cybersecurity training curriculum; and

●	Implement Incident Response Plans—which the Company has documented, leveraging third-party cybersecurity experts, and includes periodic training.

To keep pace with ever-evolving threats and industry best practices, the Company has made, and will continue to make, sizeable investments in the building and development of cybersecurity talent and expertise, and the implementation of state-of-the-art systems and tools. We employ benchmarking to understand best practices and industry trends. We conduct security and compliance assessments throughout the year to validate the efficiency of our programs and practices. We also periodically engage an independent third-party expert to assess our cybersecurity maturity level against our Peer Group and the retail industry. The results of this maturity assessment inform our cybersecurity development roadmap going forward and are presented to the Audit Committee and the Board of Directors by our senior management and representatives from the third-party expert.

In an effort to ensure that the Company’s employees are familiar with the Company’s data security and protection policies and enable them to proficiently handle the threat of cyber-attacks, all employees are required to participate in a cybersecurity awareness training program annually. Our financial, information-technology and other associates who have administrative authority or access to sensitive information are required to attend additional training courses during the year. The Company also circulates cyber awareness materials on a periodic basis on its intranet and holds a “Cyber Awareness Month” each year to promote the importance of cybersecurity topics.

The Company’s SRC meets regularly throughout the year to discuss security risks and is advised by third-party experts where appropriate (e.g., technical and legal experts on cybersecurity and business continuity matters). The Company’s information security team receives daily alerts from the Cybersecurity & Infrastructure Security Agency, part of the U.S. Department of Homeland Security, in an effort to proactively manage the remediation of any new items that may arise. Given that remote working arrangements have increased significantly during the COVID-19 pandemic, the Company monitors internal network activity on a daily and weekly basis.

The Audit Committee receives reports concerning the activities of the SRC and dedicates at least two meetings each year to an in-depth discussion of enterprise risk topics with the SRC’s members, including topics related to cybersecurity. Subsequently, the Board receives updates from the Audit Committee regarding the Company’s risk identification and mitigation activities, including matters related to cybersecurity, and if necessary, the Audit Committee directs the SRC to provide reports on important activities directly to the Board.

In the event of a suspected data security incident, the Company has in place a cybersecurity incident response team, comprised of members of the Company’s information security, internal audit and legal teams, and whose function is to respond to any such incident, define and seek to control the extent of the incident, assess and remediate any damage caused, and implement measures designed to prevent future reoccurrences. Reports of significant incidents and significant mitigation efforts are provided to the Company’s SRC, and as necessary, to the Audit Committee and the Board.

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CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Business Continuity Management

The Audit Committee oversees the Company’s business continuity management program, consisting of both crisis management and disaster recovery activities. The Company’s crisis management efforts include identification of the roles, responsibilities, actions and events to occur during the first 24-hour period following the occurrence of a crisis; our disaster recovery efforts cover the activities to occur following that initial 24-hour period to ensure our technology, systems, people, company locations and business operations are active or are successfully reactivated as necessary. Business continuity management strategies and capabilities are tested and monitored through periodic meetings of a cross-functional team of Company management. In addition, except during the recent COVID-19 disruption, members of senior management participate in periodic crisis management exercises with third-party experts on crisis management best practices to apply their learnings to the Company’s business continuity management program. In particular, in fiscal 2023, the table-top exercise that was conducted for senior management focused on the handling of a cyber-security incident. Members of senior management are continually engaged to ensure appropriate oversight of business continuity risk management, including the following: (i) periodic reviews of status reports by the Company’s SRC; (ii) periodic updates to our business continuity management strategy and practices, which are reviewed by the SRC and our CEO; and (iii) periodic reviews of business continuity management status and practices by the Audit Committee.

Global Sourcing

The Audit Committee receives regular reports from our sourcing and logistics executives concerning the Company’s global sourcing activities, including in less developed countries where political instability, infrastructure limitations, labor practices and other factors can create operational and reputational risk.

Product Safety & Quality Control

As a children’s apparel retailer, safety is a top priority for the Company. Our products are regulated by the U.S. Consumer Product Safety Commission (“CPSC”), Health Canada, and similar state, provincial and international regulatory authorities. Our product safety and quality program includes factory safety audits, product safety reviews, testing by a CPSC-approved third party laboratory, and quality assurance inspections at various stages of production and upon receipt of products in our distribution centers. Our product safety team is responsible for investigating and assessing product safety and quality issues as they arise, and escalating those issues to the SRC when needed. The Audit Committee reviews and receives periodic reports on product safety matters, including any new regulatory developments affecting our products, a summary of identified safety and quality issues, and any updates to our product safety protocols.

Anti-Corruption

We conduct business in numerous countries around the world, including in less developed countries where corruption is more prevalent. Our CEO and the SRC have oversight of our anti-corruption program. The Audit Committee reviews and receives reports on compliance with the Company’s anti-corruption policies and on training activities in these countries. These activities include regular, periodic in-country training by Company personnel and third-party experts for Company employees and agents, as well as third-party vendor and factory personnel. The Company also uses online training materials to reach members of management and its associates around the world.

Legal Compliance

The Audit Committee receives reports from our legal department regarding the Company’s compliance related risks, including any material changes in laws and regulations that impact the Company, material legal claims and proceedings involving the Company and code of conduct compliance.

2024 PROXY STATEMENT	19

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Fiscal 2023 Audit Committee Report

As stated in the Audit Committee Charter, a copy of which is available on the Company’s corporate website, http://corporate.childrensplace.com in the “Corporate Overview” section under the “Investor Relations” tab and in the section entitled “Corporate Info – Governance Documents,” the Audit Committee’s responsibility is one of oversight. It is the responsibility of Company management to establish and maintain a system of internal controls over financial reporting, to prepare consolidated financial statements of the Company and its subsidiaries in accordance with generally accepted accounting principles (“GAAP”), and to prepare other financial reports and disclosures. Our independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and to issue a report thereon. The Audit Committee does not provide any expert or other special assurance as to the Company’s financial statements or any expert or professional certification as to the work of our independent registered public accounting firm. In addition to overseeing the preparation and integrity of our financial statements and our overall financial disclosure practices, the Audit Committee oversees the Company’s enterprise risk management activities.

At Audit Committee meetings in 2023, the Audit Committee met with the Company’s internal and independent auditors, with and without management present, to discuss the overall scope of their respective annual audit plans, the results of their respective audits, the effectiveness of the Company’s internal controls over financial reporting, including management’s and EY’s reports thereon, the bases for the conclusions expressed in those reports, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee reviewed and discussed with management the Company’s audited consolidated financial statements for fiscal 2023, and met and held discussions with management, the Company’s independent registered public accounting firm and the head of the Company’s internal audit function (both with and without management present) regarding the fair and complete presentation of the Company’s financial results and discussed the significant accounting policies applied in the Company’s financial statements as well as alternative treatments. The Audit Committee also reviewed and discussed with management, the head of the Company’s internal audit function and the Company’s independent registered public accounting firm the reports required by Section 404 of the Sarbanes Oxley Act of 2002, namely, management’s annual assessment of the Company’s internal controls over financial reporting and the Company’s independent registered public accounting firm’s attestation report thereon. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board, or “PCAOB”. In addition, the Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm such firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for fiscal 2023 be included in our Annual Report on Form 10-K for such fiscal year for filing with the SEC.

The foregoing Audit Committee report has been submitted by the members of the Audit Committee: Hussan Arshad (Chair), Muhammad Umair and Douglas Edwards.

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CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Board Nominees for Directors

Biographical information for each candidate nominated for election at the Annual Meeting is set forth below.

Turki Saleh A. AlRajhi, 31 Director Since 2024	Mr. AlRajhi currently serves as the Chairman of the Board and as a member of the Human Capital & Compensation Committee. Mr. AlRajhi is the Chairman of the Board and Chief Executive Officer of Mithaq Holding Company and Managing Director of Mithaq Capital SPC. Prior to founding Mithaq Holding Company, in August 2014, Mr. AlRajhi was a Corporate Analyst in the Deal Advisory group of KPMG International Limited. Mr. AlRajhi is the Vice Chairman of the Board of Trustees of Mozon Philanthropies, a foundation providing donations and support to healthcare and education projects. He is also the Chairman of the Board of Themar Foods & Catering, one of Saudi Arabia’s leading quick service restaurants, and Bunyah Real Estate. He is the Co-Founder, Board Member and Head of the Executive Committee of the Riyadh Chamber of Commerce, Family Business Committee, and a Member of the Board of Trustees and Executive Committee of the AlRajhi Endowment, a charitable foundation. Mr. AlRajhi holds a Bachelor of Science in Finance and Banking from Dar Al Uloom University in Riyadh, Saudi Arabia and completed the Value Investing Program from Columbia Business School.

Muhammad Asif Seemab, 41 Director Since 2024	Mr. Seemab currently serves as the Vice Chairman of the Board, the Chair of the Human Capital & Compensation Committee and the Chair of the Corporate Responsibility, Sustainability & Governance Committee. He is Managing Director of Mithaq Capital SPC. He previously spent four years in the audit group at Ernst & Young. Mr. Seemab received his Bachelor of Commerce degree from Hailey College of Commerce at the University of Punjab in Lahore, Pakistan and is a Chartered Accountant and an associate member of The Institute of Chartered Accountants of Pakistan.

Hussan Arshad, 40 Independent Director Since 2024	Mr. Arshad currently serves as the Chair of the Audit Committee and as a member of the Human Capital & Compensation Committee. He is currently the Group Senior Manager for DP World, where he leads complex audits, manages a portion of the GIA Business audit portfolio, supervises auditing teams, and provides advice to business management on best internal control practices and procedures. Mr. Arshad has previously held positions in various organizations, including Ernst & Young, and as a Senior Manager of Operational Audits with Bell Canada Enterprise. Mr. Arshad is a member of the Chartered Professional Accountants of Canada and the Institute of Chartered Accountant of Pakistan and England and Wales. He is also a Certified Internal Auditor in the United States.

2024 PROXY STATEMENT	21

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Douglas Edwards, 66 Independent Director Since 2024	Mr. Edwards currently serves as a member of the Audit Committee and the Corporate Responsibility, Sustainability & Governance Committee. Mr. Edwards served as the Executive Vice President and Deputy General Counsel at Wells Fargo, responsible for the Global Commercial and Securities Division. Prior to his tenure at Wells Fargo, Mr. Edwards he served in various roles in the legal division of First Union Corporation. Prior to that role, he had worked at the Buffalo law firm of Hodgson, Russ, Andrews, Woods & Goodyear, where he focused on commercial litigation with specialties in bankruptcy litigation and representation of financial institutions. Mr. Edwards earned his B.A. from the University of Virginia in 1979, an M.A. in history from the University of Kentucky in 1985 and a J.D., cum laude, from the University of Buffalo in 1985.

Jane Elfers, 63 Director Since 2010	Ms. Elfers became our President and Chief Executive Officer in January 2010. She set our strategic vision as a leading global, omni-channel children’s apparel brand, and developed and executed our key strategic growth initiatives, including superior product and design, transformation to a digital first model, expansion of our wholesale channel and omni-channel marketing strategy, and optimization of our store fleet to position the business to drive shareholder value over time. Ms. Elfers led our successful company-wide, multi-year strategic reset by assembling, motivating and leading a best-in-class management team and she has instituted a culture of operational excellence. Ms. Elfers formerly served as President and Chief Executive Officer of Lord & Taylor from May 2000 to September 2008. She is a graduate of Bucknell University where she received a degree in Business Administration.

Muhammad Umair, 38 Independent Director Since 2024	Mr. Umair currently serves as a member of the Audit Committee and the Human Capital & Compensation Committee. Mr. Umair is Senior Advisor for Origin Funding Partners, a trade finance fund located in Sacramento County, California, where he is responsible for credit, recovery, and due diligence. Prior to joining Origin Funding Partners, Mr. Umair held positions in various organizations, including Head of Advisory at Armacom and Senior Auditor at Ernst & Young. He is a Chartered Accountant and associate member of the Institute of Chartered Accountants of Pakistan and England and Wales. Mr. Umair has more than 15 years of financial and commercial experience, including investment management, corporate advisory, operational and financial due diligence and audit.

22	2024 PROXY STATEMENT

EXECUTIVE OFFICERS

Set forth below are the names, ages and titles of our executive officers as of April 10, 2024:

Name	Age	Position
Jane Elfers	63	President and Chief Executive Officer, Director
Maegan Markee	38	Brand President
Sheamus Toal	54	Chief Operating Officer & Chief Financial Officer
Jared E. Shure	43	Senior Vice President, General Counsel & Corporate Secretary

The biography of Ms. Elfers is set forth above under the heading “Corporate Governance at The Children’s Place – Board Nominees for Directors.”

Maegan Markee, 38 Brand President	Maegan Markee joined the Company in 2010 and has held positions of increasing responsibility, culminating in her appointment as Brand President on August 1, 2023. In her current role, Ms. Markee oversees all customer facing activities across all of the Company’s family of brands and her leadership portfolio includes design, sourcing, merchandising, marketing, planning, allocation and the Company’s wholesale and international businesses. Since becoming a member of the Company’s senior leadership team in 2020, Ms. Markee has been instrumental in architecting the Company’s marketing transformation, and played an integral part in its accelerated transformation to a digital-first Company and implementing our successful Amazon marketplace strategy. Ms. Markee earned her BS in Management and Marketing from Quinnipiac University.

Sheamus Toal, 54 Chief Operating Officer & Chief Financial Officer	Sheamus Toal joined the Company in 2022 as Senior Vice President, Chief Financial Officer. During his tenure, he has assumed roles of increasing responsibility, culminating in his expanded role as Chief Operating Officer & Chief Financial Officer of the Company on August 1, 2023. Mr. Toal was most recently the Executive Vice President and Chief Financial Officer at Saatva, Inc., a high growth digital e-commerce retailer. Previously, Mr. Toal spent over 16 years with New York & Company where he held several senior level finance and operational positions as Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer and Treasurer, culminating in his role as Chief Executive Officer from 2020 to 2021, during which time he led the company through the COVID-19 pandemic (New York & Company filed for reorganization in bankruptcy court in July 2020). He began his career in finance and accounting in positions of increasing responsibility with Footstar, Inc. and Standard Motors Products, Inc., and was a Manager with KPMG, LLP. Mr. Toal graduated with a BS in Accounting from St. John’s University and is a CPA.

Jared Shure, 43 Senior Vice President, General Counsel & Corporate Secretary	Jared E. Shure joined the Company in 2018 as Vice President, Assistant General Counsel. During his tenure, he has assumed roles of increasing responsibility, including being appointed Deputy General Counsel in 2019 and General Counsel and Corporate Secretary in 2021. Mr. Shure has more than 17 years of business and legal experience. Prior to joining the Company, he was a Vice President & Corporate Counsel at Kate Spade & Company and a Vice President & Deputy General Counsel at Tapestry, Inc. following its acquisition of Kate Spade. Mr. Shure began his legal career as a mergers & acquisitions associate at Paul, Weiss, Rifkind, Wharton & Garrison LLP and O’Melveny & Myers LLP. Mr. Shure earned his BS in Business Administration from the University of North Carolina and his JD from Cornell Law School.

As previously announced, Claudia Lima-Guinehut left her position as Senior Vice President, Global Merchandising and Strategic Partnerships of the Company on June 6, 2023. Prior to such date, Ms. Lima-Guinehut was an executive officer of the Company.

2024 PROXY STATEMENT	23

EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

This CD&A has four sections:

SUMMARY

Compensation Philosophy

Attract, Motivate, Reward and Retain	Encourage Strong Financial Performance	Align Pay with Performance
Entice and keep superior executive talent committed to our Company, in a highly competitive environment	Encourage strong financial performance on an annual and long-term basis, without encouraging excessive risks	Compensation is directly linked to Company performance, including the progress being made against strategic growth initiatives

2023 Shareholder Engagement

2023 Shareholder Engagement

Shareholders Contacted	Director Participation
Over 66% of our outstanding shares at the time of invitation	Two independent Directors, together with members of senior management, participated in all engagement conversations
Primary Compensation Topic Discussed
● Fiscal 2023 CEO Compensation Overview

24	2024 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Shareholder Engagement

Our Board and senior management team have a long and continuous history of engaging with shareholders and responding to their feedback. 2023 marked the 12th consecutive year that members of the Board –– the Chair of the Corporate Responsibility, Sustainability & Governance Committee and the Chair of the Human Capital & Compensation Committee –– together with members of senior management, engaged in conversations with our shareholders to exchange ideas and share perspectives.

In 2023, we reached out to shareholders holding over 66% of our outstanding shares of Common Stock, and two independent directors and members of our senior management spoke with shareholders who accepted our invitation to engage. Those who declined our invitation indicated either that they did not have any questions or a need to engage, and a few did not respond. We provided all invited shareholders with a presentation that outlined the topics on which we wished to obtain their feedback. Shareholders who declined to engage did not indicate that they had any concerns with the matters set forth in the presentation. We held a call with proxy advisory firm Glass Lewis to discuss our outreach process and the shareholder feedback we received. We had also invited proxy advisory firm Institutional Shareholder Services (“ISS”) who declined to engage this year.

Compensation of Our CEO in Fiscal 2023

The following table outlines the compensation program for our CEO in fiscal 2023. Our CEO’s annual salary and target bonus opportunity did not change in fiscal 2023 from fiscal 2022 and prior years.

The Company’s actual adjusted operating income in fiscal 2023 was less than the adjusted operating income threshold under our 2023 Management Bonus Plan. Accordingly, no cash bonus was paid to our CEO for fiscal 2023. See “Annual Performance-Based Cash Bonus Opportunity—Annual Cash Bonus for Fiscal 2023” beginning on page 27 below. Further, as previously disclosed in our 2023 proxy statement, in light of the Company’s financial results in fiscal 2022, and in order to further align her interests with those of our shareholders, our CEO has, for the second year in a row, declined to accept an LTIP equity award for fiscal 2023. As such, her total compensation for fiscal 2023 consisted only of her salary and 2023 Management Bonus Plan opportunity.

Pay Element	Component	Performance Element	Link to Strategic Growth Initiatives
Base Salary and Other (100%)	Cash	● Reviewed periodically in light of market practices, performance factors, and advice from our independent compensation consultant ● Fiscal 2023 base salary remained unchanged from pre-pandemic levels	● Reflects job responsibilities, skills and experience and provides a reasonable, competitive level of fixed compensation

2024 PROXY STATEMENT	25

EXECUTIVE AND DIRECTOR COMPENSATION

Executive and Director Compensation Best Practices, Based on Shareholder Feedback over Time

Executive and Director Compensation Best Practices
Value driving performance metrics in the annual bonus plan and LTIP that measure progress on our financial results, strategic growth initiatives and include both a sustainability and a diversity core metric in LTIP awards
Robust stock ownership guidelines and holding requirements for our CEO, other senior executives (including our NEOs) and independent Directors
No tax gross-ups (excluding those in connection with standard relocation expenses)
All equity awards subject to “double trigger” vesting upon a change in control
Cap on the aggregate fair market value of equity awards made to each independent Director in any calendar year
Annual compensation risk assessment by management and an independent compensation consultant
Annual peer group review by an independent compensation consultant
Incentive compensation clawback policy (in place prior to new SEC regulation) in the case of financial restatements and other activity that is in conflict with or adverse to the interests of the Company, applicable to both the annual bonus plan and LTIP
No hedging and pledging activities in Company stock by our Directors, executives (including our NEOs) and associates
Bonus and performance share caps
Annual benchmarking of independent Director compensation by an independent compensation consultant

26	2024 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

ELEMENTS OF COMPENSATION PROGRAM

Components of Compensation

Our executive compensation program has historically consisted of four basic elements:

Base salary
Annual performance-based cash bonus opportunity
Long-term incentive equity awards (time-based and performance-based)
Employee benefits and perquisites

Base Salary

Purpose. The HC&C Committee intends that base salary provide a reasonable, competitive level of fixed compensation based on responsibilities, skills and experience.

Our HC&C Committee reviews base salary benchmarking information provided by their independent compensation consultant on an annual basis. The base salaries of our NEOs are generally +/- 10% of the median of our Peer Group and our industry. We believe that setting salaries in this range mitigates the incentive that might otherwise exist for an executive to support short-term focused or higher-risk business strategies if fixed compensation was set substantially below the median.

Annual Performance-Based Cash Bonus Opportunity

Purpose. Our annual bonus plan rewards performance over a one-year period against a financial performance measure pre-established by the HC&C Committee. As in the past, this measure for fiscal 2023 was adjusted operating income. The HC&C Committee believes that, as a measure of operating performance, adjusted operating income measures progress on our strategic growth initiatives and is an important driver of shareholder value.

Terms of Annual Bonus Plan. The HC&C Committee assigns our executives, including our CEO and the other NEOs, a bonus target opportunity expressed as a percentage of base salary (for our CEO, 160% of base salary, and for our other NEOs, ranging from 50% of base salary to 100% of base salary). For fiscal 2023, these formula-driven cash payouts could have ranged from zero, if Company performance fell below an adjusted operating income threshold, to 100% of bonus opportunity, if the adjusted operating income target was met, and up to a maximum of 200% of the target bonus opportunity, if performance exceeded target. Based on market trends surveyed by our HC&C Committee’s independent compensation consultant and reviewed with the HC&C Committee, we believe that our management’s bonus opportunities in fiscal 2023, as a percentage of base salaries, were generally in-line with those of our Peer Group and our industry. Our annual bonus plan provides the HC&C Committee with the authority to reduce the amount of bonus paid to a participant, or some or all participants, if the HC&C Committee determines that such reduction is appropriate.

Annual Cash Bonus for Fiscal 2023. The Company’s actual adjusted operating loss in fiscal 2023 was less than the adjusted operating income threshold of $35.8 million under our 2023 Management Bonus Plan. Accordingly, no cash bonuses for fiscal 2023 were paid to our CEO or the other NEOs.

2024 PROXY STATEMENT	27

EXECUTIVE AND DIRECTOR COMPENSATION

Long-Term Incentive Equity Awards

Purpose. The HC&C Committee uses performance-based equity as a reward for the contribution to our performance, including the progress made on our strategic growth initiatives, and to align the interests of members of our senior leadership team with those of our shareholders. Time-based equity is used to provide for retention, thereby promoting stability of our senior leadership team, and to reward our senior leadership team.

Types of Awards. During fiscal 2023, we granted time-based and performance-based awards to members of our senior leadership team, including the NEOs, under our LTIP, except that, as previously disclosed in our 2023 proxy statement, in light of the Company’s financial results in fiscal 2022, and in order to further align her interests with those of our shareholders, our CEO has, for the second year in a row, declined to accept an LTIP equity award for fiscal 2023. As with other elements of our executive compensation, based on data surveyed by the HC&C Committee’s independent compensation consultant and reviewed with the HC&C Committee, we believe that the award date value of these equity awards in fiscal 2023 were generally within the range of our Peer Group and our industry. These awards consisted of time-based restricted stock units (“TRSUs”) and performance-based restricted stock units (“PRSUs”).

The fiscal 2023 PRSU performance metrics reflect the continued use of (i) the Company’s core historical performance metrics, (ii) a relative adjusted ROIC modifier, and (iii) two ESG-based metrics consisting of (a) the percentage use of Better Cotton in the Company’s products, and (b) the percentage representation by Black/African American associates at the Company’s U.S. corporate offices. See “Performance-Based Stock Awards—PRSU Performance Metrics” beginning on page 28 below. For fiscal 2023, the HC&C Committee continued to grant LTIP equity awards for senior leadership team members (other than our CEO) comprised of 50% TRSUs and 50% PRSUs. These TRSUs and PRSUs have an annual vesting over three years and a three-year performance period, respectively.

Our HC&C Committee determines whether the TRSUs and/or PRSUs are settled in shares of Common Stock, in cash equal to the fair market value of such shares at the time of vesting, or part in shares of Common Stock and part in cash. To date, all awards under our LTIP have been settled in shares of Common Stock. We typically award equity once each fiscal year, as well as in connection with certain new-hire awards and promotions. As of February 3, 2024 (the end of fiscal 2023), there were 470,805 shares of Common Stock available for grant under our Fourth Amended and Restated 2011 Equity Incentive Plan (the “2011 Equity Plan”).

Time-Based Stock Awards. The TRSUs awarded in fiscal 2023 are subject to annual vesting, in three equal annual installments. The recipient must be employed by the Company on the applicable vesting dates in order to receive the vesting shares. The three-year vesting period underscores the long-term and retentive focus of this award program.

Mindful to avoid “pay for failure,” generally, the HC&C Committee requires that TRSUs provide for forfeiture if the awardee leaves the Company voluntarily or is terminated by the Company without cause.

Performance-Based Stock Awards. Our fiscal 2023 PRSUs tie payouts directly to Company performance based on pre-established performance metrics over a three-year performance period (fiscal 2023–2025), with cliff vesting of earned shares at the end of the three-year performance period.

PRSU Performance Metrics. In fiscal 2023, the HC&C Committee continued the use of (i) the Company’s core historical performance metrics, (ii) a relative adjusted ROIC modifier, and (iii) two ESG-based metrics consisting of (a) the percentage use of Better Cotton in the Company’s products and (b) the percentage representation by Black/African American associates at our U.S. corporate offices. The HC&C Committee sets targets for the performance period based on the Board approved multi-year operating plan, which takes into account any planned stock repurchases. Eligible members of our senior leadership team, including our NEOs, may earn from 0% to 200% of their target 2023 PRSUs based on the following metrics:

28	2024 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Performance Metric (weighting)	Rationale for Selection
Adjusted EPS (50%)	● Creates a strong focus on our overall profit goal and the underlying drivers of revenue growth, cost control, cash flow, and ultimately total shareholder return
Adjusted Operating Margin Expansion (20%)

●  Added in fiscal 2016 based on feedback from our shareholders

●  Directly measures the progress we are making on our strategic growth initiatives

●  Management can more directly affect these metrics

●  Key valuation drivers in the specialty retail industry

Adjusted ROIC (20%)
Responsibly Sourced Cotton (5%)

●  Added in fiscal 2020 as a modifier, and converted into a core performance metric in fiscal 2022

●  Measures the percentage use of Better Cotton in the Company’s products

●  Focuses on Company’s sustainability ESG initiatives

Black /African American Associate Representation (5%)	● Added in fiscal 2022 ● Measures the percentage representation by Black/African American associates at the Company’s U.S. corporate offices ● Focuses on Company’s DE&I initiatives
Relative Adjusted ROIC Modifier (+/-38%)

●  Added first in fiscal 2018 (and resumed use in fiscal 2021) in response to shareholder feedback calling for use of a relative metric and noting adjusted ROIC as a preferred metric

●  Directly measures the progress we are making on our strategic growth initiatives

●  Focuses on direct operational performance (as compared to the use of relative TSR, which the Company previously discontinued based on shareholder feedback)

Modifier. The relative adjusted ROIC modifier, in the case of significant outperformance or underperformance, adjusts up or down the number of shares of Common Stock otherwise earned by reference to the core performance metrics. It is based on the ranking of our Adjusted ROIC relative to the Adjusted ROIC of companies in our Peer Group at the end of the three-year performance period, as illustrated below:

Adjusted ROIC Ranking Compared to Peer Group:	Payout Percentage of PRSUs Otherwise Earned
1st – 4th	138%
5th – 8th	100% (Target)
9th – 13th	62%

Future LTIP Performance Goals. While the Company discloses performance metrics and their weighting for outstanding PRSUs, the Company does not disclose performance targets for PRSUs, other than performance targets related to PRSUs which are vested, because to do so would disclose material non-public and/or competitively sensitive information.

2024 PROXY STATEMENT	29

EXECUTIVE AND DIRECTOR COMPENSATION

Settlement of 2020-2022 PRSU Award. The terms of the PRSUs that were awarded in fiscal 2020 and that vested in fiscal 2023 are summarized below:

Performance was measured over a three-year period, with cliff vesting of earned shares following the end of the period.

Performance metrics consisted of total ecommerce sales as a percentage of total sales (80%) and sales of Gymboree product (20%).

A modifier which adjusts (up, down or not at all) the number of shares of Common Stock otherwise earned by reference to the above-mentioned performance metrics. The modifier is the percentage of Better Cotton used in the Company’s products as of fiscal 2022.

The threshold, target and maximum performance goals for these PRSU awards are as follows:

Performance Measure	Threshold (0%)	Target (100%)	Maximum (200%)	Actual Results
E-commerce Penetration (80%)	25.0% (or less)	35.0%	45.0% (or greater)	47.5%
Gymboree Sales (20%)	$20.0 million (or less)	$30.0 million	$50.0 million (or greater)	$56.9 million
Better Cotton Modifier (+/- 25%)	10.0% (or less)	20.0%	30.0% (or greater)	72.0%

These PRSUs vested (following the end of the three-fiscal year performance period of fiscal 2020-2022) based upon: (i) the Company’s achievement of 47.5% in total e-commerce sales out of total sales (excluding wholesale and international) for fiscal 2022; (ii) the Company’s achievement of $56.9 million in sales of Gymboree product in fiscal 2022; and (iii) the Company’s achievement of 72.0% in the use of Better Cotton in the Company’s products as of fiscal 2022, all of which, in accordance with the performance metrics and terms established by the HC&C Committee, resulted in a payout of 250% for these PRSUs.

Non-GAAP Financial Measures

The Company uses non-GAAP results to measure operating performance, including to measure performance for purposes of the Company’s incentive compensation. Adjusted financial measures are non-GAAP measures and are not intended to replace GAAP financial information. The Company believes that the unusual and non-recurring items excluded as non-GAAP adjustments do not reflect the performance of its core business and that providing supplemental disclosure to investors in the form of adjusted financial measures facilitates comparisons of the past and present performance of its core business.

Employee Benefits and Perquisites

The Company provides its senior leadership team (including the NEOs, but other than our CEO) with the same employee benefits other employees receive, including health insurance coverage. In addition, they also receive group long-term disability coverage, an opportunity to participate in our voluntary deferred compensation plan, an opportunity to purchase supplemental disability coverage, and certain other modest perquisites. In the case of our CEO, perquisites were agreed to as a result of the arms-length negotiation of her employment agreement and were determined by the HC&C Committee to be important for retaining an executive of her talent. Any personal income taxes due as a result of these perquisites are the responsibility of the recipients, as we do not provide tax gross-ups (other than in connection with certain standard relocation expenses).

The Company uses severance guidelines. These guidelines are designed to offer our employees fair and adequate replacement income based upon market practice. In general, all of the members of our senior leadership team (including the NEOs, but other than our CEO) participate under the same severance guidelines that are applied to other employees. Our CEO’s severance arrangements are as provided in her employment agreement.

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EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION PROCESS AND POLICIES

Setting Compensation

In setting compensation for our CEO and the other NEOs, our HC&C Committee takes into account multiple objective and position-specific factors, including:

●	the nature and scope of each executive’s responsibilities;

●	each executive’s experience, performance and contribution to the Company and its strategic growth initiatives;

●	comparative compensation data for executives in similar positions at companies participating in a retail survey conducted by an independent third-party consulting firm, as described below, and at companies in our Peer Group;

●	the Company’s performance;

●	prior equity awards and potential future earnings from equity awards;

●	retention needs; and

●	other factors the HC&C Committee deems relevant.

The HC&C Committee annually reviews with its independent compensation consultant total compensation, and its individual components, at the 25th, 50th and 75th percentile levels paid to executives in similar positions at specialty retailers (including companies in our Peer Group) by reference to an industry-wide retail survey prepared by an independent survey provider to understand where the compensation our HC&C Committee sets falls relative to market practice. The HC&C Committee utilizes this data as a reference point, along with the other factors outlined above, in determining whether an executive’s total compensation opportunity is likely to provide sufficient incentive, motivation and retention. The HC&C Committee also uses this data to determine whether an executive’s total compensation opportunity properly reflects the executive’s role and scope of responsibilities relative to similarly situated executives of companies in the retail survey and our Peer Group. We do not use this data as a single determinative factor, but rather as an external check and reference point to verify that our executive compensation programs are reasonable and competitive.

2024 PROXY STATEMENT	31

EXECUTIVE AND DIRECTOR COMPENSATION

Peer Group

The HC&C Committee regularly reviews the members of our Peer Group with the assistance of its independent compensation consultant. The review is guided by the following principles: (i) comparable business content (i.e. specialty retailers); (ii) company size (range of 0.5x to 2.0x the Company’s annual revenue); (iii) statistical reliability; (iv) executive talent sources; (v) competition for investor capital; and (vi) overall reasonableness. The HC&C Committee approved the following 14 companies as the members of our peer group during fiscal 2023 (the “Peer Group”):

Fiscal 2023 Peer Group
Abercrombie & Fitch	Genesco
American Eagle Outfitters	G-III Apparel Group
Buckle	Guess?
Caleres	Lands’ End
Carter’s	Oxford Industries
Chico’s FAS	Tilly’s
Designer Brands	Zumiez

Stock Ownership Guidelines and Holding Requirements

In order to ensure that the interests of our senior leadership team (including our CEO and the other NEOs) and the members of our Board are properly aligned with those of our shareholders, upon the recommendation of the HC&C Committee, the Board adopted stock ownership guidelines for our independent Directors and senior leadership team. The HC&C Committee reviews the equity ownership of those individuals subject to this guideline on an annual basis to determine compliance with the Company’s stock ownership guidelines and holding requirements. Under these guidelines, unvested PRSUs do not count as stock earned. The ownership multiples under the guidelines are as follows:

Individual	Ownership Multiple
Chief Executive Officer	5x Base Salary
Brand President, COO/CFO & Senior Vice Presidents	3x Base Salary
Independent Directors	5x Annual Cash Retainer

Also under our guidelines, our CEO, the other NEOs and the other members of our senior leadership team are required to retain 67% of the net shares (after withholding taxes) acquired upon the vesting of PRSUs and TRSUs until the date on which he or she satisfies (and, for any and all periods of time during which he or she fails to maintain) the relevant ownership guideline multiple set forth above.

32	2024 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Prohibition on Hedging/Pledging of Common Stock

Company policy prohibits all Directors, officers (including our CEO and the other NEOs) and employees from engaging in hedging and pledging, as well as trading in derivatives, of our Common Stock, including puts, calls and other financial derivatives, to ensure that the interests of our Directors, officers and employees are aligned with those of our shareholders. Shareholders may view the Company’s Insider Trading Policy (which includes the foregoing prohibition on hedging and pledging of the Company’s Common Stock) on the Company’s corporate website http://corporate.childrensplace.com in the “Corporate Overview” section under the “Investor Relations” tab and in the section entitled “Corporate Info — Governance Documents”.

Taxation

Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as amended by the Tax Cuts and Jobs Act of 2017, generally limits the deductibility of certain compensation in excess of $1 million paid in any one year to any “covered employee.” A “covered employee” under Section 162(m) is any employee who has served as our CEO, CFO or other NEO for tax years after December 31, 2016.

Section 409A of the Code, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on the recipient of deferred compensation that does not comply with Section 409A. The HC&C Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to executives.

The HC&C Committee will also take into account the potential implications of Sections 280G and 4999 of the Code in determining potential payments to be made to executives in connection with a change in control. Nevertheless, to the extent that certain payments upon a change in control are classified as excess parachute payments, the Company may not be able to deduct such payments pursuant to Section 280G, and the recipient of such payments may be subject to the excise tax under Section 4999.

The Company does not provide tax gross-ups for any “golden parachute” excise tax payable by the recipient under Sections 280G or 4999 of the Code. Rather, upon a termination of employment in connection with a change in control that gives rise to the payment of severance, our CEO (pursuant to her employment agreement) and the other members of our senior leadership team, including the NEOs other than the CEO (pursuant to the Company’s change in control severance agreements), will receive the greater of: (i) the largest portion of the payment that is not subject to a “golden parachute” excise tax under Sections 280G or 4999 of the Code; or (ii) the full amount of the payment if the net-after-excise tax amount retained by the executive would exceed the amount in clause (i).

2024 PROXY STATEMENT	33

HUMAN CAPITAL & COMPENSATION COMMITTEE REPORT

The Human Capital & Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion & Analysis and, based on such review and discussion, recommended to our Board that the Compensation Discussion & Analysis be included in the Company’s Annual Report on Form 10-K for fiscal 2023 and in this Proxy Statement.

The foregoing Human Capital & Compensation Committee report has been submitted by the members of the Human Capital & Compensation Committee: Muhammad Asif Seemab (Chair), Turki Saleh A. AlRajhi and Muhammad Umair.

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EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table shows the compensation of the Company’s NEOs, including the Company’s CEO (our principal executive officer), the Company’s CFO (our principal financial officer) and the other most highly compensated executives who were designated by the Board as “executive officers” of the Company, for fiscal 2023, 2022 and 2021, as applicable.

Name and Principal Position	Fiscal Year	Salary(1)	Bonus			Stock Awards(2)		Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total
Jane Elfers	2023	$1,100,000		$—		$—		$—	$150,781	(4)	$1,250,781
President and	2022	1,100,000				—		—	144,770	(4)	1,244,770
Chief Executive Officer	2021	1,100,000				7,069,367		3,520,000	141,765	(4)	11,831,132
Maegan Markee(5)	2023	$619,038				$1,338,330		$—	$8,969	(6)	$1,966,337
Brand President
Sheamus Toal(7)	2023	$686,892	$			$1,272,557		$—	$15,823	(8)	$1,975,272
Chief Operating Officer and	2022	150,000		100,000	(9)	1,700,000	(9)	—	2,230	(8)	1,952,230
Chief Financial Officer
Jared Shure	2023	$425,000				$268,492		$—	$15,059	(10)	$708,551
Senior Vice President,	2022	419,712				750,085		—	13,570	(10)	1,183,367
General Counsel	2021	380,385				500,026		329,577	14,483	(10)	1,524,471	(11)
Claudia Lima-Guinehut(12)	2023	$173,973				$—		$—	$5,301	(13)	$179,274
Former Senior Vice President,	2022	500,000				1,250,011		—	12,911	(13)	1,762,922
Global Merchandising and	2021	500,000				750,036		600,000	14,833	(13)	1,864,869
Strategic Partnerships

Notes to the Summary Compensation Table

(1)	Includes any amounts deferred under our Deferred Compensation Plan and contributed under our 401(k) Plan. Fiscal 2023, 2022 and 2021 were each 52-week fiscal years.

(2)	Does not include dividend equivalent shares accrued on applicable awards. The stock award grant date fair value for both time-vested and performance-based stock awards is determined in accordance with FASB ASC Topic 718, in the case of performance-based stock awards, based on the number of shares probable of vesting as determined by those rules, multiplied by the fair market value of one share of our Common Stock on the grant date. For fiscal 2023, at the maximum possible vesting values, the performance-based stock awards set forth in this column, computed on the basis of the fair value price of one share of our Common Stock on the grant date, were $1,338,330, $1,272,557 and $268,492 for Ms. Markee, Mr. Toal and Mr. Shure, respectively. For fiscal 2022, at the maximum possible vesting values, the performance-based stock awards set forth in this column, computed on the basis of the fair value price of one share of our Common Stock on the grant date, was $750,085 for Mr. Shure; Mr. Toal did not receive any performance-based stock awards during fiscal 2022. For fiscal 2021, at the maximum possible vesting values, the performance-based stock awards set forth in this column, computed on the basis of the fair value price of one share of our Common Stock on the grant date, were $14,274,891 and $1,500,077 for Ms. Elfers and Mr. Shure, respectively. For more information concerning the assumptions used in determining the portion of the performance-based awards that are probable of vesting, see Note 6 - Stock-Based Compensation in the accompanying Notes to Consolidated Financial Statements filed in our Annual Report on Form 10-K for our 2023 fiscal year; see also the “Grants of Plan-Based Awards” table below.

(3)	The amounts shown are incentives earned in accordance with the annual incentive arrangements described in the Compensation Discussion & Analysis above, and which are payable pursuant to the annual Management Bonus Plan approved by the HC&C Committee for each respective fiscal year. Amounts shown are for services performed during the fiscal year and paid during the subsequent fiscal year.

(4)	The amounts shown consist of: (i) for fiscal 2023, $84,210 for a driver, $42,841 for driver reimbursements, $19,154 for a leased vehicle, $516 for life insurance premiums, and $4,060 for executive long-term disability premiums; (ii) for fiscal 2022, $83,292 for a driver, $45,235 for driver reimbursements, $11,555 for a leased vehicle, $516 for life insurance premiums, and $4,172 for executive long-term disability premiums; and (iii) for fiscal 2021, $82,625 for a driver, $35,296 for driver reimbursements, $10,392 for a leased vehicle, $515 for life insurance premiums, $6,211 for executive long-term disability premiums and $6,726 for supplemental life insurance premiums.

(5)	Ms. Markee was appointed as an executive officer on August 10, 2023. Accordingly, the table includes Ms. Markee’s compensation only for fiscal 2023.

(6)	The amounts shown consist of $516 for life insurance premiums, $876 for executive long-term disability premiums and $7,577 for 401(k) plan matching contributions.

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EXECUTIVE AND DIRECTOR COMPENSATION

(7)	Mr. Toal commenced serving as an executive officer on November 7, 2022. Accordingly, the table includes Mr. Toal’s compensation only for fiscal 2023 and fiscal 2022.

(8)	The amounts shown consist of: (i) for fiscal 2023, $516 for life insurance premiums, $876 for executive long-term disability premiums and $14,431 for 401(k) plan matching contributions; and (ii) for fiscal 2022, $84 for life insurance premiums, $146 for executive long-term disability premiums and $2,000 for 401(k) plan matching contributions.

(9)	Awarded in connection with Mr. Toal’s appointment as Senior Vice President, Chief Financial Officer on November 7, 2022, as set forth in the Letter Agreement dated October 16, 2022 between The Children’s Place Services Company, LLC and Mr. Toal, filed on November 30, 2022 as Exhibit 10.2 to the Quarterly Report on Form 10-Q of the Company for the quarter ended October 29, 2022. The bonus and TRSUs reflected in the above table were agreed to by the Company as part of the negotiation to recruit Mr. Toal from his then current senior executive position in order to compensate Mr. Toal for the bonus and equity compensation forfeited by Mr. Toal upon his departure from his former employer.

(10)	The amounts shown consist of: (i) for fiscal 2023, $516 for life insurance premiums, $876 for executive long-term disability premiums and $13,854 for 401(k) plan matching contributions; (ii) for fiscal 2022, $324 for life insurance premiums, $969 for executive long-term disability premiums and $12,277 for 401(k) plan matching contributions; and (iii) for fiscal 2021, $621 for life insurance premiums, $1,031 for executive long-term disability premiums and $12,831 for 401(k) plan matching contributions.

(11)	The amount shown includes deferred cash awards in the amount of $75,000 and price leveraged cash awards in the amount of $225,000, in each case granted prior to Mr. Shure becoming an executive officer.

(12)	On June 7, 2023, the Company announced that Claudia Lima-Guinehut, Senior Vice President, Global Merchandising and Strategic Partnerships, left the Company effective June 6, 2023.

(13)	The amounts shown consist of: (i) for fiscal 2023, $133 for life insurance premiums, $476 for executive long-term disability premiums and $4,692 for 401(k) plan matching contributions; (ii) for fiscal 2022, $387 for life insurance premiums, $1,478 for executive long-term disability premiums and $11,046 for 401(k) plan matching contributions; and (iii) for fiscal 2021, $386 for life insurance premiums, $1,885 for executive long-term disability premiums and $12,562 for 401(k) plan matching contributions.

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EXECUTIVE AND DIRECTOR COMPENSATION

Grants of Plan-Based Awards

The following table shows information concerning the non-equity incentive awards, equity incentive awards and other stock awards that were granted to the Company’s NEOs during fiscal 2023.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and
Name and Principal Position	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)(2)	or Units (#)	Option Awards(3)
Jane Elfers(4)			$0	$1,760,000	$3,520,000
President and
Chief Executive Officer
Maegan Markee			$0	$725,000	$1,450,000
Brand President	6/9/23	(5)					20,693	31,040		$369,163
	6/9/23	(6)							20,693	369,163
	8/1/23	(7)					9,378	14,067		300,002
	8/1/23	(8)							9,378	300,002
Sheamus Toal			$0	$725,000	$1,450,000
Chief Operating Officer and	6/9/23	(9)					24,455	36,683		$436,277
Chief Financial Officer	6/9/23	(10)							24,455	436,277
	8/1/23	(11)					6,252	9,378		200,001
	8/1/23	(12)							6,252	200,001
Jared Shure			$0	$212,500	$425,000
Senior Vice President,	6/9/23	(13)				0	7,525	11,288		$134,246
General Counsel	6/9/23	(14)							7,525	134,246

Notes to the Grants of Plan-Based Awards Table

(1)	Amounts reflect bonuses available to be earned in accordance with our annual Management Bonus Plan approved by the HC&C Committee for fiscal 2023.

(2)	Following the close of Fiscal 2023 on February 13, 2024, as a result of the occurrence of the Change in Control at the Company triggered by Mithaq’s acquisition of over 50% of the Company’s common stock, and in accordance with the terms and conditions of the Plan, all performance shares granted but unvested had performance criteria eliminated and such performance shares automatically convert into service-based performance shares.

(3)	The stock award grant date fair value for both time-vested and performance-based stock awards is determined in accordance with FASB ASC Topic 718, in the case of performance-based stock awards, based on the number of shares probable of vesting as determined by those rules, multiplied by the fair market value of one share of our Common Stock on the grant date. The estimated fair value of the performance-based awards is based upon the probable outcome of the performance conditions on the date that each award was communicated to each of our NEOs for the performance period and the fair market value of our Common Stock on that date. For more information, see Note 6 - Stock-Based Compensation in the accompanying Notes to Consolidated Financial Statements filed in our Annual Report on Form 10-K for our 2023 fiscal year. The maximum possible vesting values of the performance-based stock awards awarded for fiscal 2023, computed on the basis of the fair value price of one share of our Common Stock on the grant date, were $1,338,330, $1,272,557 and $268,492 for Ms. Markee, Mr. Toal and Mr. Shure, respectively.

(4)	As previously disclosed in our 2023 proxy statement, in light of the Company’s financial results in fiscal 2022, and in order to further align her interests with those of our shareholders, our CEO has, for the second year in a row, declined to accept an LTIP equity award for fiscal 2023.

(5)	Awarded pursuant to the terms of TRSUs granted on June 9, 2023 under the Company’s 2011 Equity Plan. Of the TRSUs awarded, one-third vest on each of May 22, 2024, May 22, 2025 and May 22, 2026, provided Ms. Markee is employed by the Company on the respective vesting dates.

(6)	Awarded pursuant to the terms of PRSUs granted on June 9, 2023 under the Company’s 2011 Equity Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Ms. Markee based upon the achievement of the performance targets for fiscal years 2023-2025.

2024 PROXY STATEMENT	37

EXECUTIVE AND DIRECTOR COMPENSATION

(7)	Awarded pursuant to the terms of TRSUs granted on August 1, 2023 under the Company’s 2011 Equity Plan. Of the TRSUs awarded, one-third vest on each of May 22, 2024, May 22, 2025 and May 22, 2026, provided Ms. Markee is employed by the Company on the respective vesting dates.

(8)	Awarded pursuant to the terms of PRSUs granted on August 1, 2023 under the Company’s 2011 Equity Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Ms. Markee based upon the achievement of the performance targets for fiscal years 2023-2025.

(9)	Awarded pursuant to the terms of TRSUs granted on June 9, 2023 under the Company’s 2011 Equity Plan. Of the TRSUs awarded, one-third vest on each of May 22, 2024, May 22, 2025 and May 22, 2026, provided Mr. Toal is employed by the Company on the respective vesting dates.

(10)	Awarded pursuant to the terms of PRSUs granted on June 9, 2023 under the Company’s 2011 Equity Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Mr. Toal based upon the achievement of the performance targets for fiscal years 2023-2025.

(11)	Awarded pursuant to the terms of TRSUs granted on August 1, 2023 under the Company’s 2011 Equity Plan. Of the TRSUs awarded, one-third vest on each of May 22, 2024, May 22, 2025 and May 22, 2026, provided Mr. Toal is employed by the Company on the respective vesting dates.

(12)	Awarded pursuant to the terms of PRSUs granted on August 1, 2023 under the Company’s 2011 Equity Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Mr. Toal based upon the achievement of the performance targets for fiscal years 2023-2025.

(13)	Awarded pursuant to the terms of TRSUs granted on June 9, 2023 under the Company’s 2011 Equity Plan. Of the TRSUs awarded, one-third vest on each of May 22, 2024, May 22, 2025 and May 22, 2026, provided Mr. Shure is employed by the Company on the respective vesting dates.

(14)	Awarded pursuant to the terms of PRSUs granted on June 9, 2023 under the Company’s 2011 Equity Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Mr. Shure based upon the achievement of the performance targets for fiscal years 2023-2025.

38	2024 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table contains information concerning equity awards held by the Company’s NEOs as of February 3, 2024 (the end of our 2023 fiscal year).

			Stock Awards
Name and Principal Position	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Jane Elfers	8,558	(3)	$183,056
President and				59,898	(4)	$1,281,218
Chief Executive Officer
Maegan Markee	2,392	(5)	$51,165
Brand President	8,532	(6)	182,499
	20,693	(7)	442,623
	9,378	(8)	200,595
				7,176	(9)	$153,495
				12,797	(10)	273,728
				20,693	(11)	442,623
				9,378	(12)	200,595
Sheamus Toal	38,037	(13)	$813,611
Chief Operating Officer and	24,455	(14)	523,092
Chief Financial Officer	6,252	(15)	133,730
				24,455	(16)	$523,092
				6,252	(17)	133,730
Jared Shure	5,120	(18)	$109,517
Senior Vice President,	7,525	(19)	160,960
General Counsel				5,760	(20)	$123,206
				7,679	(21)	164,254
				7,525	(22)	160,960

Notes to the Outstanding Equity Awards at Fiscal Year-End Table

(1)	Calculated based on $21.39 per share, which was the closing market price per share of the Company’s Common Stock, as reported on The NASDAQ Stock Market, on February 2, 2024.

(2)	Following the close of Fiscal 2023, on February 13, 2024, as a result of the occurrence of the Change in Control at the Company triggered by Mithaq’s acquisition of over 50% of the Company’s common stock, and in accordance with the terms and conditions of the Plan, all performance shares granted but unvested had performance criteria eliminated and such performance shares automatically convert into service-based performance shares.

(3)	Represents unvested TRSUs initially comprising 25,670 shares of Common Stock awarded to Ms. Elfers on May 17, 2021. Of the shares awarded, one-third vested and were delivered on the first and second anniversaries of the award date and one-third will vest on the third anniversary of the award date, provided Ms. Elfers is employed by the Company on the respective vesting date, subject to the terms and conditions of the 2011 Equity Plan. The shares reflected in the table will vest on May 17, 2024.

(4)	Awarded pursuant to the terms of PRSUs granted on March 18, 2021 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Ms. Elfers at target based upon the achievement of the performance targets for fiscal years 2021-2023. Earned performance shares vested in April 2024, subject to the terms and conditions of the 2011 Equity Plan.

2024 PROXY STATEMENT	39

EXECUTIVE AND DIRECTOR COMPENSATION

(5)	Represents unvested TRSUs initially comprising 7,176 shares of Common Stock awarded to Ms. Markee on April 5, 2021. Of the shares awarded, one-third vested and were delivered on the first and second anniversaries of the award date and one-third will vest on the third anniversary of the award date, provided Ms. Markee is employed by the Company on the respective vesting date, subject to the terms and conditions of the 2011 Equity Plan. The shares reflected in the table vested on April 5, 2024.

(6)	Represents unvested TRSUs initially comprising 12,797 shares of Common Stock awarded to Ms. Markee on August 11, 2022. Of the shares awarded, one-third vested and was delivered on May 23, 2023 and one-third will vest and be delivered on each of May 23, 2024 and May 23, 2025, provided Ms. Markee is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 4,266 of the shares reflected in the table will vest on May 23, 2024.

(7)	Represents unvested TRSUs initially comprising 20,693 shares of Common Stock awarded to Ms. Markee on June 9, 2023. Of the shares awarded, one-third will vest and be delivered on each of May 22, 2024, May 22, 2025 and May 22, 2026, provided Ms. Markee is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 6,897 of the shares reflected in the table will vest on May 22, 2024.

(8)	Represents unvested TRSUs initially comprising 9,378 shares of Common Stock awarded to Ms. Markee on August 1, 2023. Of the shares awarded, one-third will vest and be delivered on each of May 22, 2024, May 22, 2025 and May 22, 2026, provided Ms. Markee is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 3,126 of the shares reflected in the table will vest on May 22, 2024.

(9)	Awarded pursuant to the terms of PRSUs granted on April 5, 2021 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Ms. Markee at target based upon the achievement of the performance targets for fiscal years 2021-2023. Earned performance shares will vest in April 2024, provided Ms. Markee is employed by the Company on that date, subject to the terms and conditions of the 2011 Equity Plan.

(10)	Awarded pursuant to the terms of PRSUs granted on August 11, 2022 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Ms. Markee at target based upon the achievement of the performance targets for fiscal years 2022-2024. Earned performance shares will vest in April 2025, provided Ms. Markee is employed by the Company on that date, subject to the terms and conditions of the 2011 Equity Plan.

(11)	Awarded pursuant to the terms of PRSUs granted on June 9, 2023 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Ms. Markee at target based upon the achievement of the performance targets for fiscal years 2023-2025. Earned performance shares will vest in April 2026, provided Ms. Markee is employed by the Company on that date, subject to the terms and conditions of the 2011 Equity Plan.

(12)	Awarded pursuant to the terms of PRSUs granted on August 1, 2023 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Ms. Markee at target based upon the achievement of the performance targets for fiscal years 2023-2025. Earned performance shares will vest in April 2026, provided Ms. Markee is employed by the Company on that date, subject to the terms and conditions of the 2011 Equity Plan.

(13)	Represents unvested TRSUs initially comprising 50,716 shares of Common Stock awarded to Mr. Toal on December 1, 2022. Of the shares awarded, twenty-five percent vested and were delivered on the first anniversary of the award date, twenty-five percent will vest and be delivered on the second anniversary of the award date and fifty percent will vest and be delivered on the third anniversary of the award date, provided Mr. Toal is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 12,679 of the shares reflected in the table will vest on December 2, 2024.

(14)	Represents unvested TRSUs initially comprising 24,455 shares of Common Stock awarded to Mr. Toal on June 9, 2023. Of the shares awarded, one-third will vest and be delivered on each of May 22, 2024, May 22, 2025 and May 22, 2026, provided Mr. Toal is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 8,151 of the shares reflected in the table will vest on May 22, 2024.

(15)	Represents unvested TRSUs initially comprising 6,252 shares of Common Stock awarded to Mr. Toal on August 1, 2023. Of the shares awarded, one-third will vest and be delivered on each of May 22, 2024, May 22, 2025 and May 22, 2026, provided Mr. Toal is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 2,084 of the shares reflected in the table will vest on May 22, 2024.

(16)	Awarded pursuant to the terms of PRSUs granted on June 9, 2023 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Toal at target based upon the achievement of the performance targets for fiscal years 2023-2025. Earned performance shares will vest in April 2026, provided Mr. Toal is employed by the Company on that date, subject to the terms and conditions of the 2011 Equity Plan.

(17)	Awarded pursuant to the terms of PRSUs granted on August 1, 2023 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Toal at target based upon the achievement of the performance targets for fiscal years 2023-2025. Earned performance shares will vest in April 2026, provided Mr. Toal is employed by the Company on that date, subject to the terms and conditions of the 2011 Equity Plan.

40	2024 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

(18)	Represents unvested TRSUs initially comprising 7,679 shares of Common Stock awarded to Mr. Shure on August 11, 2022. Of the shares awarded, one-third vested and was delivered on May 23, 2023 and one-third will vest and be delivered on each of May 23, 2024 and May 23, 2025, provided Mr. Shure is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 2,559 of the shares reflected in the table will vest on May 23, 2024.

(19)	Represents unvested TRSUs initially comprising 7,525 shares of Common Stock awarded to Mr. Shure on June 9, 2023. Of the shares awarded, one-third will vest and be delivered on each of May 22, 2024, May 22, 2025 and May 22, 2026, provided Mr. Shure is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 2,508 of the shares reflected in the table will vest on May 22, 2024.

(20)	Awarded pursuant to the terms of PRSUs granted on August 2, 2021 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Shure at target based upon the achievement of the performance targets for fiscal years 2021-2023. Earned performance shares will vest in April 2024, provided Mr. Shure is employed by the Company on that date, subject to the terms and conditions of the 2011 Equity Plan.

(21)	Awarded pursuant to the terms of PRSUs granted on August 11, 2022 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Shure at target based upon the achievement of the performance targets for fiscal years 2022-2024. Earned performance shares will vest in April 2025, provided Mr. Shure is employed by the Company on that date, subject to the terms and conditions of the 2011 Equity Plan.

(22)	Awarded pursuant to the terms of PRSUs granted on June 9, 2023 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Shure at target based upon the achievement of the performance targets for fiscal years 2023-2025. Earned performance shares will vest in April 2026, provided Mr. Shure is employed by the Company on that date, subject to the terms and conditions of the 2011 Equity Plan.

2024 PROXY STATEMENT	41

EXECUTIVE AND DIRECTOR COMPENSATION

Stock Vested

The following table contains information concerning the number of shares acquired and value realized during fiscal 2023 upon the vesting/delivery of equity awards previously granted to each of the Company’s NEOs who held awards that vested in fiscal 2023.

	Stock Awards
Name and Principal Position*	Number of Shares Acquired on Vesting/Delivery (#)		Value Realized on Vesting ($)(1)
Jane Elfers	300,193	(2)	$11,791,581
President and Chief Executive Officer	8,556	(3)	217,408
	40,027	(4)	652,440
Maegan Markee	2,392	(5)	$91,494
Brand President	4,326	(6)	102,786
Sheamus Toal	12,679	(7)	$296,308
Chief Operating Officer and Chief Financial Officer
Jared Shure Senior Vice President, General Counsel	2,559	(8)	$60,802

*	No NEOs held options to acquire Common Stock during fiscal 2023.

Notes to the Stock Vested Table

(1)	Represents the aggregate dollar amount realized based upon the fair market value of the Company’s Common Stock on the vesting date or delivery date, as applicable, of each award.

(2)	Represents the delivery of vested shares of Common Stock (together with dividend equivalent shares accrued thereon) underlying PRSUs granted to Ms. Elfers on June 5, 2020.

(3)	Represents the second partial vesting of 25,670 shares of Common Stock granted to Ms. Elfers pursuant to TRSUs awarded on May 17, 2021, one-third of which vested and were delivered on the first and second anniversaries of the date of grant and one-third will vest and be delivered on the third anniversary of the date of grant, provided Ms. Elfers is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.

(4)	Represents the third partial vesting of 120,077 shares of Common Stock granted to Ms. Elfers pursuant to TRSUs awarded on May 29, 2020, one-third of which vested and were delivered on each of the first, second and third anniversaries of the date of grant, subject to the terms and conditions of the 2011 Equity Plan.

(5)	Represents the second partial vesting of 7,176 shares of Common Stock granted to Ms. Markee pursuant to TRSUs awarded on April 5, 2021, one-third of which vested and were delivered on the first and second anniversaries of the date of grant and one-third will vest and be delivered on the third anniversary of the date of grant, provided Ms. Markee is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.

(6)	Represents the first partial vesting of 12,797 shares of Common Stock granted to Ms. Markee pursuant to TRSUs awarded on August 11, 2022, one-third of which vested and were delivered on the first anniversary of the date of grant and one-third will vest and be delivered on each of the second and third anniversaries of the date of grant, provided Ms. Markee is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.

(7)	Represents the first partial vesting of 50,716 shares of Common Stock granted to Mr. Toal pursuant to TRSUs awarded on December 1, 2022, one-third of which vested and were delivered on the first anniversary of the date of grant and one-third will vest and be delivered on each of the second and third anniversaries of the date of grant, provided Mr. Toal is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.

(8)	Represents the first partial vesting of 7,679 shares of Common Stock granted to Mr. Shure pursuant to TRSUs awarded on August 11, 2022, one-third of which vested and were delivered on the first anniversary of the date of grant and one-third will vest and be delivered on each of the second and third anniversaries of the date of grant, provided Mr. Shure is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.

42	2024 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Deferred Compensation Plan

Eligible employees, including our NEOs, and our Directors may elect annually to defer a portion of their salary, cash bonus, Director fees and stock awards under The Children’s Place, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Under this plan, participants can defer up to 80% of their salary, 100% of their cash bonus, 100% of their Director fees and/or 100% of their stock awards payable in the following calendar year. At the option of the participant, these amounts may be deferred to a specific date at least two years from the last day of the year in which deferrals are credited into the participant’s account. Interest on deferred amounts is credited to the participant’s account based upon the earnings and losses of one or more of the investments selected by the participant from the various investment alternatives available under the Deferred Compensation Plan, as determined by the HC&C Committee. Directors may elect to invest their cash fees in Company Common Stock. All stock awards are distributed in the form of shares of Company Common Stock.

At the time of deferral, a participant must indicate whether he or she wishes to receive the amount deferred in either a lump sum or in substantially equal annual installments over a period of up to five years. If a participant is an employee of the Company and separates from service prior to the elected commencement date for distributions and has not attained a combination of age and years of service to the Company the sum of which is equal to at least 55, then the deferred amounts will be distributed immediately in a lump sum, regardless of the method of distribution originally elected by the participant. If the participant in question is an employee of the Company and separates from service prior to the elected commencement date for distribution and has attained a combination of age and years of service to the Company, the sum of which is equal to at least 55, then the participant may receive the amounts in substantially equal annual installments over a period of up to 15 years. If the participant is a Director and separates from service prior to the elected commencement date for distributions, then the deferred amounts will be distributed immediately in a lump sum unless the recipient has elected on a timely basis to receive the amounts in substantially equal installments over a period of up to 15 years. If the participant in question is a “specified employee” under the Code, there may be a six-month delay in the commencement of distributions, if triggered by the participant’s termination or retirement. Changes to deferral elections with respect to previously deferred amounts are permitted only under the limited terms and conditions specified in the Code, and early withdrawals from deferred accounts are permitted only in extreme cases, such as unforeseen financial hardship resulting from an illness or accident of the participant which is demonstrated to the HC&C Committee.

CEO Employment Agreement

The Company and Jane Elfers, our President and Chief Executive Officer, are parties to an employment agreement dated December 2009, as amended (the “employment agreement”).

Set forth below is a summary of certain terms contained in Ms. Elfers’ employment agreement.

Board of Directors. Ms. Elfers is to be nominated for election to our Board pursuant to her employment agreement.

Benefits and Perquisites. During the term of her employment agreement, Ms. Elfers will be entitled to the perquisites described under the heading “Executive and Director Compensation - Compensation Discussion & Analysis - Elements of Compensation Program - Employee Benefits and Perquisites” above and to participate in all employee benefit and perquisite plans, programs and arrangements offered by the Company as the Company generally makes available to senior executives of the Company from time to time (other than any severance plan or program).

2024 PROXY STATEMENT	43

EXECUTIVE AND DIRECTOR COMPENSATION

Awards and Benefits. The bonus awards, equity awards, benefits and perquisites provided to Ms. Elfers under the employment agreement are to be on a basis which is no less favorable to Ms. Elfers than the most favorable basis on which such awards, benefits or perquisites are granted to any other senior executive officer of the Company, except for such awards, benefits or perquisites granted to any senior executive officer in connection with an initial hire or promotion or other grants not in the regular course.

Severance. Certain severance benefits are provided in the event of a termination of Ms. Elfers’ employment by the Company other than for cause, in the case of disability, by Ms. Elfers for good reason or at the expiration of the term of her employment agreement due to the Company’s issuance of a non-renewal notice. In the event of such termination and subject to a release of claims against the Company by Ms. Elfers, Ms. Elfers will be entitled to receive: (i) earned, but unpaid, base salary and unpaid expense reimbursement through the date of termination; (ii) a lump sum cash payment of any annual bonus and other incentive compensation earned, but unpaid, for the most recent fiscal year ended prior to the date of termination; (iii) an amount equal to the sum of (a) two times her then current base salary and (b) two times the greater of (x) her target bonus or (y) the average of the immediately preceding two year’s annual bonuses earned by her (the greater of clause (x) or (y), the “bonus amount”), payable in cash in equal installments (the payments set forth in (iii), collectively, the “severance payments”) over a period of 24 months following the date of termination (the “severance period”); (iv) a lump sum cash payment of a pro-rata portion of $1.2 million for the fiscal year in which her employment terminates; and (v) continued healthcare coverage under the Company’s group health plan, at the Company’s expense, and continued provision of certain benefits and perquisites, for a period not to exceed the severance period.

Change in Control. In the event of a termination of Ms. Elfers’ employment by the Company other than for cause, in the case of disability, by Ms. Elfers for good reason or at the expiration of the term of her employment agreement due to the Company’s issuance of a non-renewal notice that occurs, in any case, within two years following the occurrence of a change in control which constitutes a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5)(i), then, in addition to the amounts and benefits described in clauses (i), (ii) and (iv) of the immediately preceding paragraph, but in lieu of the severance payments and the benefits described in clauses (iii) and (v) of the immediately preceding paragraph, Ms. Elfers will be entitled to a lump sum cash severance payment in an amount equal to three times the sum of her base salary and the bonus amount, and continued healthcare coverage under the Company’s group health plan, at the Company’s expense, and continued provision of certain benefits and perquisites, for a period of 36 months. If such a termination occurs within two years following the occurrence of a change in control which does not constitute a “change in control event” within the meaning of Treas. Reg. §1.409A-3(i)(5)(i), Ms. Elfers will receive the same benefits and amounts described above, but a portion of the change in control severance will be paid over the severance period rather than in a lump sum. The Company experienced a “change in control” event in February 2024 when Mithaq acquired over 50% of the outstanding shares of Common Stock of the Company.

In the event that the “golden parachute” excise tax provisions of the Code (Sections 280G and 4999) are implicated because of the foregoing payments and benefits, the Company will not provide any tax gross-up to Ms. Elfers. Rather, Ms. Elfers will receive the greater of: (i) the largest portion of the payments and benefits that are not subject to a “golden parachute” excise tax under Sections 280G and 4999 of the Code or (ii) the largest portion of the payments and benefits, up to and including the total, if the net-after-excise tax amount retained by her would exceed the amount in clause (i) above.

44	2024 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Restrictions and Indemnification. During the term of her employment agreement and for a period of 12 months following the date of termination, Ms. Elfers will be subject to restrictions on competition with the Company. During the term of her employment agreement and for a period of 18 months following the date of termination, Ms. Elfers will be subject to restrictions on the solicitation of the Company’s employees, and of the Company’s vendors, distributors, manufacturers, lessors, independent contractors or agents for and on behalf of a competitive business. For all periods during and after the term of her employment agreement, Ms. Elfers will be subject to non-disclosure and confidentiality restrictions relating to the Company’s confidential information and trade secrets. Ms. Elfers’ employment agreement also contains indemnification provisions for claims that may arise in connection with Ms. Elfers’ service as President and CEO or as a Director of the Company.

Other Arrangements

The Company does not have any employment agreements with any of its NEOs (other than Ms. Elfers) or any other member of management. As is its practice, the Company and each of the NEOs (other than Ms. Elfers) and certain other members of management are parties to offer letters, which generally establish certain terms of employment, including base salary, target bonus as a percentage of base salary, initial equity awards, paid time off and other benefits, and contain confidentiality, work product, non-solicitation and non-competition obligations.

Change in Control Agreements

We have entered into change in control severance agreements with our NEOs (other than Ms. Elfers), certain other executives and other key employees that require us to make payments and provide benefits in the event of the termination of his or her employment by the Company without cause or by such executive or key employee for good reason occurring in connection with a change in control of the Company. We utilize these provisions in order to recruit and retain, including to obtain a long-term commitment to employment from, executives and key employees. We believe that appropriate severance arrangements will provide our executives with important incentives to remain employed with us and to concentrate on the Company’s business objectives in circumstances where a change in control of the Company becomes imminent.

Each of Mr. Toal, Ms. Markee and Mr. Shure (as well as other executives and certain other key employees) has entered into separate change in control severance agreements, pursuant to which each is provided severance benefits upon a termination of employment in connection with a change in control. Pursuant to their change in control severance agreements, each of Mr. Toal, Ms. Markee and Mr. Shure will receive severance benefits upon a termination of employment by the Company without cause or by the executive for “good reason” within two years following a change in control.

Each change in control severance agreement is for two years and then automatically renews for one-year terms thereafter, unless the Company provides 90 days’ notice of its intent to terminate the agreement. Upon a termination of employment in connection with a change in control entitling them to benefits under the agreement, each of Mr. Toal, Ms. Markee and Mr. Shure is to receive a lump sum severance payment equal to the sum of their respective base salary, and the average of their respective actual bonuses payable for each of the previous three years, multiplied by 1.5.

In the event that the “golden parachute” excise tax provisions of the Code (Sections 280G and 4999) are implicated because of any payments and benefits to be made and provided to an executive under the change in control severance agreements, the Company will not provide any tax gross-ups. Rather, the change in control severance agreements provide for the executives to receive the greater of: (i) the largest portion of the payments and benefits that would result in no parachute excise tax under Sections 280G and 4999 of the Code, or (ii) the largest portion of the payments and benefits, up to and including the total, if the net after-excise-tax amount retained by the executive would exceed the amount in clause (i) above.

2024 PROXY STATEMENT	45

EXECUTIVE AND DIRECTOR COMPENSATION

For purposes of the change in control severance agreements, the term “change in control” is defined as: (i) the sale to any purchaser of (a) all or substantially all of the assets of the Company, or (b) capital stock representing more than 50% of the stock of the Company entitled to vote generally in the election of directors; (ii) a merger or consolidation of the Company with another corporation if, immediately after such merger or consolidation, less than a majority of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the surviving corporation is held by those who held such securities immediately prior to the transaction; (iii) if any person becomes the beneficial owner of securities representing more than 50% of the combined voting power of voting stock of the Company (or the subsidiary employing the executive) entitled to vote generally in the election of directors; or (iv) if the individuals (a) who, as of the date of the applicable agreement, constitute the Board (the “Original Directors”) and (b) who thereafter are elected to the Board and whose election or nomination was approved by a majority of the Original Directors then still in office (the “Additional Original Directors”) and (c) who thereafter are elected to the Board and whose election or nomination was approved by a majority of the Original Directors and Additional Original Directors then still in office, cease for any reason to constitute a majority of the members of the Board. The Company experienced a “change in control” event in February 2024 when Mithaq acquired over 50% of the outstanding shares of Common Stock of the Company.

Severance Guidelines and Offer Letters

Under the Company’s severance guidelines and its offer letters with Mr. Toal, Ms. Markee and Mr. Shure, upon a termination of employment (other than in connection with a change in control) of any of these NEOs by the Company without cause, the affected NEOs will receive severance in the form of salary continuation payments for a period which is the greater of the period provided under the Company’s severance guidelines in effect at the time of termination or 12 months, in the case of Mr. Toal, Ms. Markee and Mr. Shure, provided that, in any event, the Company’s severance obligations will be automatically reduced by the amount of salary and other like annual remuneration received from employment or engagement as an independent contractor during the severance period. Receipt of severance payments is conditioned upon the execution and delivery by the affected NEO of an agreement containing a release of claims, a confidentiality agreement, and a non-solicitation and non-competition agreement for a period of time following termination equal to the severance period.

46	2024 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Potential Payments upon Termination or Change in Control

The following table sets forth the estimated incremental payments and benefits that would be payable to each NEO upon termination of such NEO’s employment in certain circumstances, including in connection with a change in control of the Company, assuming that the triggering event occurred at year-end fiscal 2023 (February 3, 2024). All equity held by all NEOs is subject to a “double trigger”, i.e., an NEO’s employment would have to be terminated in connection with a change in control in order for the NEO’s equity to vest in accordance with the applicable award agreement.

Name and Principal Position	Termination Reason	Severance ($)		Payment of Time-Based RSUs ($)(1)	Payment of Performance-Based RSUs ($)(1)	Health & Welfare Benefits ($)	Total ($)
Jane Elfers	By Company without cause	$6,920,000	(2)	$183,056	$1,281,218	$94,834	$8,479,108
President and	By Executive for Good Reason	6,920,000	(2)	183,056	1,281,218	94,834	8,479,108
Chief Executive Officer	Following Change in Control	9,780,000	(3)	183,056	1,281,218	142,251	11,386,525
	Death	—		183,056	1,281,218	4,576	1,468,850
	Disability	—		183,056	1,281,218	4,576	1,468,850
Maegan Markee	By Company without cause	$725,000	(2)	—	—	$8,969	$733,969
Brand President	By Executive for Good Reason	—		—	—	—	—
	Following Change in Control	1,426,313	(3)	$876,833	$1,070,441	13,454	3,387,041
	Death	—		876,833	1,070,441	—	1,947,274
	Disability	—		876,833	1,070,441	—	1,947,274
Sheamus Toal	By Company without cause	$725,000	(2)	—	—	$15,823	$740,823
Chief Operating	By Executive for Good Reason	—		—	—	—	—
Officer and Chief	Following Change in Control	2,175,000	(3)	$1,470,434	$656,823	23,735	4,325,992
Financial Officer	Death	—		1,470,434	656,823	—	2,127,257
	Disability	—		1,470,434	656,823	—	2,127,257
Jared Shure	By Company without cause	$425,000	(2)	—	—	$15,059	$440,059
Senior Vice President,	By Executive for Good Reason	—		—	—	—	—
General Counsel	Following Change in Control	894,789	(3)	$270,477	$448,420	22,589	1,736,275	(4)
	Death	—		270,477	448,420	—	718,897	(4)
	Disability	—		270,477	448,420	—	718,897	(4)

Notes to the Potential Payments upon Termination or Change in Control Table

(1)	Calculated based on $21.39 per share, which was the closing market price per share of the Company’s Common Stock as reported on The NASDAQ Stock Market on February 2, 2024. For purposes of calculating the amounts in the “Payment of Performance Shares” column, the target (100%) amounts of all performance-based awards were used.

(2)	Paid by way of salary continuation.

(3)	Paid in a lump sum.

(4)	The amount shown includes unvested deferred cash awards in the amount of $25,000 and unvested price leveraged cash awards in the amount of $75,000.

2024 PROXY STATEMENT	47

EXECUTIVE AND DIRECTOR COMPENSATION

CEO Pay Ratio

The following sets forth information concerning the total annual compensation of our CEO and the total annual compensation of our median employee.

For the 2023 fiscal year ended February 3, 2024:

●	The total annual compensation of our CEO was $1,250,781

●	The total annual compensation of our median employee was $7,351; our median employee is a part-time, hourly retail store associate averaging 9.12 hours worked per week

For fiscal 2023, the ratio of the total annual compensation of our CEO to our median employee was estimated to be 170:1.

To calculate the total annual compensation of our median employee, the methodology and the material assumptions, adjustments and estimates were as follows:

●	As is permitted by applicable SEC regulations, our median employee for fiscal 2023 was selected on November 1, 2023, our most recent date for internal collection of employee compensation data and which is within the last three months of fiscal 2023, as the date upon which to identify our median employee. To identify the median employee from our employee population, we collected actual base salary, wages and other amounts paid, as applicable.

Pay Versus Performance

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based on:		Net Income (or Loss)	Adjusted Operating Income (or Loss)
					Company Total Shareholder Return (TSR)	Peer Group(1) Total Shareholder Return (TSR)
2023	$1,250,781	($8,013,379)(2)	$1,207,359	($236,030)(3)	$36	$152	($154,541,000)	($32,490,000)
2022	$1,244,770	($2,916,093)(4)	$1,318,682	$765,963(5)	$73	$116	($1,138,000)	$7,055,000
2021	$11,831,132	$22,052,386(6)	$3,182,697	$3,583,291(7)	$118	$128	$187,171,000	$288,567,000
2020	$15,736,658	$20,312,174(8)	$2,806,044	$3,633,116(9)	$123	$115	($140,365,000)	($56,733,000)

Notes to the Pay Versus Performance Table

(1)	Reflects the total shareholder return indexed to $100 for the Peer Group as disclosed on page 32. The peer group used for 2023 included the removal of Express and the addition of Lands’ End, Oxford Industries, and Tilly’s. The peer group TSR calculated using the fiscal 2022 peer group would be $114 (2020, $126 (2021), $110 (2022) and $152 (2023).

(2)	The amount shown consists of the following: (i) total compensation reported in fiscal 2023, $1,250,781, less the grant date value of all equity awards granted in fiscal 2023, $0 (as previously disclosed in our 2023 proxy statement, in light of the Company’s financial results in fiscal 2023, and in order to further align her interests with those of our shareholders, our CEO has, for the second year in a row, declined to accept an LTIP equity award for fiscal 2023); (ii) TRSUs granted on May 17, 2021 which decreased in value during fiscal 2023 in the amount of $190,073 and PRSUs granted on March 18, 2021 which decreased in value during fiscal 2023 in the amount of $6,528,882; (iii) TRSUs granted on May 17, 2021 which decreased in value during fiscal 2023 prior to the vest date in the amount of $155,634; (iv) TRSUs granted on May 29, 2020, which decreased in value during fiscal 2023 prior to the vest date in the amount of $1,092,737, and PRSUs granted on June 5, 2020, which decreased in value during fiscal 2023 prior to the vest date in the amount of $1,296,834.

(3)	For fiscal 2023 the non-PEO NEOs consisted of: Maegan Markee, Sheamus Toal, Jared Shure and Claudia Lima-Guinehut (“Fiscal 2023 Non-PEO NEOs”). The amount shown consists of the following (in each case, as average values for the Fiscal 2023 Non-PEO NEOs): (i) total compensation reported in fiscal 2023, $1,207,359, less the grant date value of all equity awards granted in fiscal 2023, $719,845; (ii) TRSUs granted in fiscal 2023 with a fiscal year-end value of $365,251 and PRSUs granted in fiscal 2023 with a fiscal year-end value

48	2024 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

of $365,251; (iii) unvested TRSUs which decreased in value during fiscal 2023 in the amount of $412,838 and unvested PRSUs which decreased in value during fiscal 2023 in the amount of $861,841 (iv) TRSUs vested in fiscal 2023 which decreased in value during fiscal 2023 prior to the vest date in the amount of $179,365 and no PRSUs vested in fiscal 2023.

(4)	The amount shown consists of the following: (i) total compensation reported in fiscal 2022, $1,244,770, less the grant date value of all equity awards granted in fiscal 2022, $0 (as previously disclosed in our 2023 proxy statement, in light of the Company’s financial results in fiscal 2022, and in order to further align her interests with those of our shareholders, our CEO has, for the second year in a row, declined to accept an LTIP equity award for fiscal 2023); (ii) TRSUs granted on May 29, 2020 which decreased in value during fiscal 2022 in the amount of $1,074,325 and PRSUs granted on June 5, 2020 which decreased in value during fiscal 2022 in the amount of $3,828,033; (iii) TRSUs granted on May 17, 2021 which decreased in value during fiscal 2022 in the amount of $459,340 and PRSUs granted on March 18, 2021 which increased in value during fiscal 2022 in the amount of $2,309,667; (iv) TRSUs vested on May 17, 2022 which decreased in value during fiscal 2022 prior to the vest date in the amount of $189,858 and TRSUs vested on May 31, 2022 which decreased in value during fiscal 2022 prior to the vest date in the amount of $918,974.

(5)	For fiscal 2022 the non-PEO NEOs consisted of: Sheamus Toal, Claudia Lima-Guinehut, Jared Shure and Robert Helm (“Fiscal 2022 Non-PEO NEOs”). The amount shown consists of the following (in each case, as average values for the Fiscal 2022 Non-PEO NEOs): (i) total compensation reported in fiscal 2022, $1,318,682, less the grant date value of all equity awards granted in fiscal 2022, $925,024; (ii) TRSUs granted in fiscal 2022 with a fiscal year-end value of $775,993 and PRSUs granted in fiscal 2021 with a fiscal year-end value of $223,188; (iii) unvested TRSUs which decreased in value during fiscal 2022 in the amount of $373,697 and unvested PRSUs which decreased in value during fiscal 2022 in the amount of $113,738; (iv) TRSUs vested in fiscal 2022 which decreased in value during fiscal 2022 prior to the vest date in the amount of $121,347 and PRSUs vested in fiscal 2022 which decreased in value during fiscal 2022 prior to the vest date in the amount of $18,096.

(6)	The amount shown consists of the following: (i) total compensation reported in fiscal 2021, $11,831,132, less the grant date value of all equity awards granted in fiscal 2021, $7,069,367; (ii) TRSUs granted on May 17, 2021 with a fiscal year-end value of $1,808,195 and PRSUs granted on March 18, 2021 with a fiscal year-end value of $4,219,215; (iii) TRSUs granted on May 29, 2020 which decreased in value during fiscal 2021 in the amount of $242,555 and PRSUs granted on June 5, 2020 which increased in value during fiscal 2021 in the amount of $8,094,391; (iv) PRSUs vested on June 25, 2021 which increased in value during fiscal 2021 prior to the vest date in the amount of $2,529,626 and TRSUs vested on June 1, 2021 which increased in value during fiscal 2021 prior to the vest date in the amount of $881,751.

(7)	For fiscal 2021 the non-PEO NEOs consisted of: Leah Swan, Robert Helm, Bradley Cost and Claudia Lima-Guinehut (“Fiscal 2021 Non-PEO NEOs”). The amount shown consists of the following (in each case, as average values for the Fiscal 2021 Non-PEO NEOs): (i) total compensation reported in fiscal 2021, $3,182,697, less the grant date value of all equity awards granted in fiscal 2021, $1,750,038; (ii) TRSUs granted in fiscal 2021 with a fiscal year-end value of $988,520 and PRSUs granted in fiscal 2021 with a fiscal year-end value of $695,014; (iii) unvested TRSUs which decreased in value during fiscal 2021 in the amount of $76,301 and unvested PRSUs which increased in value during fiscal 2021 in the amount of $351,196; (iv) TRSUs vested in fiscal 2021 which increased in value during fiscal 2021 prior to the vest date in the amount of $192,204.

(8)	The amount shown consists of the following: (i) total compensation reported in fiscal 2020, $15,736,658, less the grant date value of all equity awards granted in fiscal 2020, $11,263,222; (ii) TRSUs granted on May 29, 2020 with a fiscal year-end value of $8,822,057 and PRSUs granted on June 5, 2020 with a fiscal year-end value of $8,822,057; (iii) PRSUs granted on June 27, 2019 which decreased in value during fiscal 2020 in the amount of $1,814,862; (iv) PRSUs vested on April 2, 2020 which decreased in value during fiscal 2020 prior to the vest date in the amount of $85,389 and TRSUs vested on February 7, 2020 which increased in value during fiscal 2020 prior to the vest date in the amount of $94,875.

(9)	For fiscal 2020 the non-PEO NEOs consisted of: Leah Swan, Michael Scarpa, Robert Helm and Claudia Lima-Guinehut (“Fiscal 2020 Non-PEO NEOs”). The amount shown consists of the following (in each case, as average values for the Fiscal 2020 Non-PEO NEOs): (i) total compensation reported in fiscal 2020, $2,806,044, less the grant date value of all equity awards granted in fiscal 2020, $1,500,690; (ii) TRSUs granted in fiscal 2020 with a fiscal year-end value of $2,095,273 and PRSUs granted in fiscal 2020 with a fiscal year-end value of $441,114; (iii) unvested TRSUs which increased in value during fiscal 2020 in the amount of $130,209 and unvested PRSUs which decreased in value during fiscal 2020 in the amount of $117,812; (iv) TRSUs vested in fiscal 2020 which decreased in value during fiscal 2020 prior to the vest date in the amount of $214,557 and PRSUs vested in fiscal 2020 which decreased in value during fiscal 2020 prior to the vest date in the amount of $6,465.

Company-Selected Financial Performance Measures
Adjusted Operating Income
Adjusted EPS
Adjusted Operating Margin Expansion
Adjusted ROIC
Better Cotton
Black/African American Associate Representation

2024 PROXY STATEMENT	49

EXECUTIVE AND DIRECTOR COMPENSATION

50	2024 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation of Directors

Compensation in fiscal 2023 for our non-employee Directors was set by the Board on the recommendation of the HC&C Committee. Compensation paid to our non-employee Directors was in the form of cash retainer payments and a time-vested equity award pursuant to our 2011 Equity Plan that provides for fixed annual grants.

In fiscal 2023, non-employee Director compensation consisted of the following, as applicable:

Annual Retainer in Fiscal 2023
Cash	$70,000
Equity Grant(1)	$140,000 of TRSUs ($190,000 for the Company’s Chairman) which generally vest after one year, on the first business day of the Company’s fiscal year.
Additional Annual Cash Retainer in Fiscal 2023 for the Chairman of the Board and Committee Chairs
Chairman	$100,000
Audit Committee Chair	$ 30,000
Human Capital & Compensation Committee Chair	$ 25,000
Corporate Responsibility, Sustainability & Governance Committee Chair	$ 25,000
Additional Annual Retainer in Fiscal 2023 for the Members of Committees Including Committee Chairs
Audit Committee	$15,000
Human Capital & Compensation Committee	$12,500
Corporate Responsibility, Sustainability & Governance Committee	$10,000

(1)	The 2011 Equity Plan caps at $250,000 the aggregate fair market value of equity awards made to any non-employee Director in any calendar year.

The Company also pays or reimburses Directors for travel expenses relating to attending meetings of our Board, its Committees and annual meetings of shareholders, and reimburses Directors in an amount not to exceed $6,000 per year for attendance at director educational seminars. In addition, all Directors are eligible to receive 15 Company-issued discount cards for use in purchasing our merchandise in accordance with our employee merchandise discount policy, which they may distribute to their friends and family, at their discretion.

Employee Directors are paid for their services to the Company as employees and do not receive any additional compensation for serving on our Board. Accordingly, employee Directors are not eligible for any annual retainer or other Director fees or the Director-related equity award.

Under the Company’s stock ownership guidelines, in fiscal 2023 non-employee Directors were required to acquire shares of Common Stock (directly or through share equivalent units) with a value of at least five times their annual Director cash retainer within five years of joining the Board.

2024 PROXY STATEMENT	51

EXECUTIVE AND DIRECTOR COMPENSATION

The following table shows the compensation earned by each non-employee Director in fiscal 2023.

Non-Employee Directors’ Compensation

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Norman Matthews(3)	$192,500	$190,039	$382,539
Joseph Alutto(4)	26,250	35,017	61,267
John E. Bachman(5)	117,500	140,026	257,526
Marla Beck(6)	76,667	140,026	216,693
Elizabeth J. Boland(7)	83,125	140,026	227,191
Alicia Enciso(8)	40,000	70,023	110,023
John A. Frascotti(9)	98,750	140,026	238,776
Tracey R. Griffin(10)	41,250	140,026	181,276
Katherine Kountze(11)	85,000	140,026	225,026
Wesley S. McDonald(12)	63,750	105,018	168,768
Debby Reiner(13)	107,500	140,026	247,526
Michael Shaffer(14)	63,750	105,018	168,768

Notes to the Non-Employee Directors’ Compensation Table

(1)	Represents the aggregate dollar amount of all fees earned in cash for services as a Director and as a member(s) of a Board Committee(s) in fiscal 2023.

(2)	Represents the stock award grant date fair value recognized for financial statement reporting purposes in accordance with the “Compensation - Stock Compensation” topic of the Financial Accounting Standards Board’s Accounting Standards Codification. For more information, see Note 6 - Stock-Based Compensation in the accompanying Notes to Consolidated Financial Statements filed in our Annual Report on Form 10-K for our 2023 fiscal year. The fair value of TRSUs is defined as the closing price of the Company’s Common Stock on the grant date. Stock awards to those who have attained the age of retirement are subject to accelerated expensing for financial reporting purposes. Each of Messrs. Bachman and Matthews has reached retirement age, and consequently each stock award received by him is subject to accelerated vesting upon retirement from the Board.

(3)	Norman Matthews served as a Director through March 8, 2024.

(4)	Joseph Alutto served as a Director through May 10, 2023. The fees paid to Dr. Alutto reflect a pro-rated amount for the portion of fiscal 2023 during which he served as a Director.

(5)	John Bachman served as a Director through March 8, 2024.

(6)	Marla Beck served as a Director through January 16, 2024. The fees paid to Ms. Beck reflect a pro-rated amount for the portion of fiscal 2023 during which she served as a Director.

(7)	Elizabeth Boland served as a Director through February 29, 2024.

(8)	Alicia Enciso was appointed to the Board on July 13, 2023. The fees paid to Ms. Enciso reflect a pro-rated amount for the portion of fiscal 2023 during which she served as a Director. Ms. Enciso served as a Director through February 29, 2024.

(9)	John Frascotti served as a Director through March 8, 2024.

(10)	Tracey Griffin served as a Director through July 13, 2023. The fees paid to Ms. Griffin reflect a pro-rated amount for the portion of fiscal 2023 during which she served as a Director.

(11)	Kathy Kountze served as a Director through February 29, 2024.

(12)	Wesley S. McDonald was elected to the Board on May 10, 2023. The fees paid to Mr. McDonald reflect a pro-rated amount for the portion of fiscal 2023 during which he served as a Director. Mr. McDonald served as a Director through February 29, 2024.

(13)	Debby Reiner served as a Director through March 8, 2024.

(14)	Michael Shaffer was elected to the Board on May 10, 2023. The fees paid to Mr. Shaffer reflect a pro-rated amount for the portion of fiscal 2023 during which he served as a Director. Mr. Shaffer served as a Director through March 8, 2024.

Deferral of Fees

Under the Company’s Deferred Compensation Plan as described above, Directors may elect to defer all or a part of their Director fees and stock awards. The Deferred Compensation Plan permits Directors to invest deferred cash fees in the Company’s Common Stock. A Director who elects to invest deferred cash fees in Common Stock will receive shares upon completion of the deferral period. Mr. Matthews and Dr. Alutto elected to defer their fiscal 2023 Directors fees pursuant to the Deferred Compensation Plan and elected to invest those deferred fees in shares of Common Stock. Mr. Frascotti and Ms. Boland elected to defer their fiscal 2023 Directors fees pursuant to the Deferred Compensation Plan and elected to receive those deferred fees as cash.

52	2024 PROXY STATEMENT

STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers

The following table shows the beneficial ownership of Common Stock of each Director, each of our NEOs, and the Directors and executive officers as a group. “Beneficial ownership” as used here means more than “ownership” as that term is commonly used. For example, a person “beneficially” owns Company stock not only if he or she holds it directly, but also if he or she has (or shares) the power to vote or sell the stock indirectly (for example, through a relationship, a position as a director or trustee, or a contract or understanding). Beneficial ownership also includes shares a person has the right to acquire within 60 days, for example, through the scheduled vesting of an equity award or the exercise of a stock option.

Name of Beneficial Owner(1)	Shares Beneficially Owned(2)(3)
Turki Saleh A. AlRajhi(4)	0
Hussan Arshad(5)	0
Douglas Edwards(6)	0
Jane Elfers	409,054
Muhammad Asif Seemab(4)	0
Muhammad Umair(7)	0
Maegan Markee(8)	28,854
Sheamus Toal(9)	18,606
Jared Shure(10)	11,726
All Directors and executive officers as a group (9 persons)	468,240

Notes to the Stock Ownership of Directors and Executive Officers Table

(1)	Information about Common Stock holdings in the above table and in these footnotes is as of April 10, 2024. Unless stated otherwise in these footnotes, each person named in the table owned his or her shares directly and has sole voting and investment power over such shares.

(2)	The number of shares beneficially owned in the above table includes, in each case, all dividend equivalent shares accrued and issuable upon the vesting of the applicable equity awards held by the beneficial owner.

(3)	On April 10, 2024 each person named in the table beneficially owned less than 1.0% of the outstanding Common Stock, other than Ms. Elfers, who beneficially owned approximately 3.24% of the outstanding shares. The Directors and executive officers as a group beneficially owned approximately 3.72% of the outstanding Common Stock.

(4)	See “Stock Ownership for Certain Beneficial Owners” on the following page for further description of Mr. AlRajhi’s and Mr. Seemab’s indirect ownership of outstanding Common Stock in their roles with Mithaq Capital SPC.

(5)	Does not include 8,474 shares of Common Stock granted on March 13, 2024 pursuant to TRSUs not yet vested.

(6)	Does not include 9,531 shares of Common Stock granted on March 14, 2024 pursuant to TRSUs not yet vested.

(7)	Does not include 8,474 shares of Common Stock granted on March 13, 2024 pursuant to TRSUs not yet vested.

(8)	Does not include 13,794 shares of Common Stock granted on June 9, 2023 pursuant to TRSUs not yet vested, 6,252 shares of Common Stock granted on August 1, 2023 pursuant to TRSUs not yet vested and 8,654 shares of Common Stock granted on August 11, 2022 pursuant to TRSUs not yet vested.

(9)	Does not include 38,037 shares of Common Stock granted on December 1, 2022 pursuant to TRSUs not yet vested, 16,302 shares of Common Stock granted on June 9, 2023 pursuant to TRSUs not yet vested and 4,168 shares of Common Stock granted on August 1, 2023 pursuant to TRSUs not yet vested.

(10)	Does not include 2,561 shares of Common Stock granted on August 11, 2022 pursuant to TRSUs not yet vested and 5,017 shares of Common Stock granted on June 9, 2023 pursuant to TRSUs not yet vested.

2024 PROXY STATEMENT	53

STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the Company’s Common Stock.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Mithaq Capital SPC(1)	7,001,387	56.1%
BlackRock, Inc.(2)	1,031,721	8.3%
D. E. Shaw & Co., L.P.(3)	907,595	7.3%
The Vanguard Group, Inc.(4)	698,485	5.6%

Notes to the Stock Ownership of Certain Beneficial Owners Table

(1)	According to a Statement on Schedule 13D/A filed with the SEC on March 11, 2024, as of March 7, 2024, (i) (a) Mithaq Capital SPC, a Cayman Islands segregated portfolio company, (b) Mithaq Global, a Cayman Islands company, and (c) Mithaq Capital, a Cayman Islands company, each with an address of c/o Synergy, Anas Ibn Malik Road, Al Malqa, Riyadh 13521 Saudi Arabia, had shared voting power with respect to 7,001,387 shares and shared dispositive power with respect to 7,001,387 shares; (ii) (a) Turki Saleh A. AlRajhi, a Saudi Arabian citizen and (b) Muhammad Asif Seemab, a Pakistani citizen, each with an address of c/o Mithaq Capital SPC, Synergy, Anas Ibn Malik Road, Al Malqa, Riyadh 13521 Saudi Arabia, had shared voting power with respect to 7,001,387 shares and shared dispositive power with respect to 7,001,387 shares; and (iii) Snowball Compounding Ltd., a Cayman Islands exempted company with an address of c/o Synergy, Anas Ibn Malik Road, Al Malqa, Riyadh 13521 Saudi Arabia, had shared voting power with respect to 1,000 shares and shared dispositive power with respect to 1,000 shares.

(2)	According to a Statement on Schedule 13G/A filed with the SEC on January 25, 2024, as of December 31, 2023, BlackRock, Inc., a Delaware corporation with an address of 50 Hudson Yards, New York, New York 10001, had sole voting power with respect to 1,006,360 shares and sole dispositive power with respect to 1,031,721 shares.

(3)	According to a Statement on Schedule 13G/A filed with the SEC on February 22, 2024, as of February 12, 2024, (i) D. E. Shaw & Co., L.P., a Delaware limited partnership with an address of 1166 Avenue of the Americas, 9th Floor, New York, New York 10036, had shared voting power with respect to 898,395 shares and shared dispositive power with respect to 907,595 shares; and (ii) D. E. Shaw & Co., L.L.C., a Delaware limited liability company with an address of 1166 Avenue of the Americas, 9th Floor, New York, New York 10036, had shared voting power with respect to 680,925 shares and shared dispositive power with respect to 680,925 shares.

(4)	According to a Statement on Schedule 13G/A filed with the SEC on February 13, 2024, as of December 29, 2023, The Vanguard Group, Inc., a Pennsylvania corporation with an address of 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, had shared voting power with respect to 7,734 shares, sole dispositive power with respect to 679,988 shares, and shared dispositive power with respect to 18,497 shares.

54	2024 PROXY STATEMENT

STOCK OWNERSHIP

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Directors, executive officers and any person owning more than 10% of a class of the Company’s stock to file reports with the SEC and NASDAQ regarding their ownership of the Company’s stock and any changes in such ownership. The Company files such reports on behalf of its Directors and executive officers pursuant to a power of attorney given to certain attorneys-in-fact. Based on the Company’s review of copies of these reports and Director and executive officer certifications, the Company believes that all Section 16(a) filing requirements applicable to its Directors and executive officers were complied with during fiscal 2023.

Certain Relationships and Related Transactions

The Company has a long-standing policy prohibiting its Directors, officers and employees from entering into transactions that present actual or potential conflicts of interest. This policy is reflected in the Company’s Code of Business Conduct and Related Person Transactions Policy, which is in writing and has been adopted by the Board.

The CRS&G Committee approves all related person transactions, including related person compensation arrangements. Pursuant to the Company’s Related Person Transactions Policy, each related person is responsible for notifying the Company’s legal department of any potential related party transaction in which such person, or any member of his or her immediate family, may be directly or indirectly involved as soon as he or she becomes aware of such a transaction. The CRS&G Committee is to be provided the details of the transaction and determines whether to approve the transaction taking into consideration, among other things: (i) whether the terms of the transaction are fair to the Company and are comparable to the terms that would exist in a similar transaction with an unaffiliated third-party; (ii) whether there are business reasons for the Company to enter into the transaction; (iii) whether the transaction would impair the independence of a non-management director; and (iv) whether the transaction would present or create the appearance of an improper conflict of interest for any related person, taking into account the size of the transaction and the direct or indirect nature of the interest of the related person in the transaction. In addition, the CRS&G Committee reviews any ongoing related person transactions on at least an annual basis to ensure that such transactions are being pursued in accordance with the understandings made at the time such transactions were originally approved and if any changes should be pursued.

Based on the Company’s review of its transactions, there were no transactions considered to be a related person transaction during fiscal 2023.

2024 PROXY STATEMENT	55

STOCK PRICE PERFORMANCE GRAPH

The following graph and table compares the cumulative shareholder return on our Common Stock with the return of companies comprising the NASDAQ US Benchmark TR index and the NASDAQ US Benchmark Retail TR Index. The graph and the table below assume that $100 was invested on January 31, 2019 in each of our Common Stock, the NASDAQ US Benchmark TR index and the NASDAQ US Benchmark Retail TR Index.

	FY2019	FY2020	FY2021	FY2022	FY2023
The Children’s Place—“PLCE”	63.46	78.14	74.92	46.36	22.74
NASDAQ US Benchmark TR Index	120.73	145.89	169.72	157.91	193.50
NASDAQ US Benchmark Retail TR Index	116.29	160.89	168.29	143.42	194.21

The table below sets forth the closing price of our Common Stock and the closing indices for the NASDAQ US Benchmark TR Index and the NASDAQ US Benchmark Retail TR Index on the last day of certain of our fiscal years.

	FY2019	FY2020	FY2021	FY2022	FY2023
The Children’s Place—“PLCE”	59.67	73.47	70.44	43.60	21.39
NASDAQ US Benchmark TR Index	2,819.09	3,406.63	3,963.21	3,687.47	4,518.41
NASDAQ US Benchmark Retail TR Index	3,768.85	5,214.30	5,453.85	4,647.98	6,293.98

56	2024 PROXY STATEMENT

PROPOSALS REQUIRING YOUR VOTE

The following three proposals will be presented at the Annual Meeting for your vote. When voting by internet or telephone, you will be instructed how to vote for or against or abstain from voting on these proposals. If you received a printed copy of your proxy materials, space is provided on the proxy card to vote for or against or abstain from voting on each of the proposals.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR DIRECTOR SET FORTH IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

Proposal 1:	Election of Six Members of the Board Of Directors

The Board has nominated Turki Saleh A. AlRajhi, Hussan Arshad, Douglas Edwards, Jane Elfers, Muhammad Asif Seemab and Muhammad Umair for election as Directors at the Annual Meeting. If you elect these nominees, they will each hold office until the annual meeting of shareholders to be held in the Spring of 2025 or until their successors have been elected and qualified.

Biographical information regarding the nominees and information regarding the qualifications of the nominees appears beginning on page 21 above under the heading “Corporate Governance at The Children’s Place – Board Nominees for Directors”.

Each of the nominees for Director who receives at least a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be elected. Votes cast include votes for or against each nominee and exclude abstentions and withheld authority. This means that if you abstain from voting or withhold authority to vote for a particular nominee, your vote will not count for or against the nominee. Any nominee in this election who does not receive a majority of the votes cast must promptly offer to tender his or her resignation to the Board. The CRS&G Committee will then consider the resignation and make a recommendation to the Board. If you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of the nominees. If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

The Board of Directors recommends a vote FOR all of the nominees for Director listed above.

2024 PROXY STATEMENT	57

PROPOSALS REQUIRING YOUR VOTE

Proposal 2:	Ratification of Selection of Independent Registered Public Accounting Firm

We are asking you to ratify the Audit Committee’s selection of EY as our independent registered public accounting firm for fiscal 2024. The Board considers it desirable and in the best interest of our shareholders to continue the services of EY for fiscal 2024.

Fees

The fees and out-of-pocket expenses billed or expected to be billed by EY for professional services rendered to the Company for fiscal 2023 and fiscal 2022 are set forth below.

	Fiscal 2023	Fiscal 2022
	(in thousands)
Audit Fees	$2,050	$1,780
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$2,050	$1,780

With respect to fiscal year 2023, Audit Fees represent fees billed or expected to be billed by EY for professional services rendered for the audit of the Company’s annual financial statements for fiscal 2023 and the effectiveness of its internal controls over financial reporting as of February 3, 2024, including the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and services related to statutory and regulatory filings, international audits, and engagements for such fiscal year.

With respect to fiscal year 2022, Audit Fees represent fees billed by EY for professional services rendered for the audit of the Company’s annual financial statements for fiscal 2022 and the effectiveness of its internal controls over financial reporting as of January 28, 2023, including the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and services related to statutory and regulatory filings, international audits, and engagements for such fiscal year.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of all audit, audit-related, tax and permitted non-audit services that may be performed by the Company’s independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and also pre-approves certain audit, audit-related, tax and permitted non-audit services, subject to certain dollar limits, to be performed during the year, as appropriate. All other audit and non-audit services are subject to pre-approval by the Audit Committee on an engagement-by-engagement basis after taking into account whether the provision of such services by the Company’s independent registered public accounting firm would be compatible with maintaining such firm’s independence.

Representatives of EY are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to ratify the selection of the independent registered public accounting firm. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. If you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. If your broker holds your shares, your broker is entitled to vote your shares in favor of or against this proposal.

58	2024 PROXY STATEMENT

PROPOSALS REQUIRING YOUR VOTE

If the shareholders should fail to ratify the selection of the independent registered public accounting firm, the Audit Committee will designate an independent registered public accounting firm as required under the rules of the Exchange Act and in accordance with its Charter.

The Board of Directors recommends a vote FOR the ratification of the selection of Ernst &
Young LLP as the Company’s independent registered public accounting firm for fiscal 2024.

2024 PROXY STATEMENT	59

PROPOSALS REQUIRING YOUR VOTE

Proposal 3:	Advisory Vote on Named Executive Officer Compensation

As discussed under the heading “Executive and Director Compensation—Compensation Discussion & Analysis” above, the Company’s executive compensation program is designed to attract, motivate, reward and retain the executive management talent who are expected to advance both the short-term and long-term interests of our shareholders. Additionally, the Company’s compensation practices reflect a pay-for-performance philosophy, whereby a substantial portion of an executive’s potential compensation is tied to performance of the Company.

For these reasons and the others described elsewhere in this Proxy Statement, the Board recommends that, on an advisory basis, the Company’s shareholders vote in favor of approving the compensation of the NEOs as described in the narrative disclosure, tables and footnotes contained in this Proxy Statement (including under the heading “Executive and Director Compensation—Compensation Discussion & Analysis” above and in the Summary Compensation Table for fiscal 2023 above).

The Board recommends approval of the following resolution:

“RESOLVED, that, on an advisory basis, the shareholders approve the compensation of the Company’s named executive officers for the fiscal year ended February 3, 2024, as disclosed in the Company’s Proxy Statement for fiscal 2023 pursuant to the compensation disclosure rules of the Securities and Exchange Commission”.

The above “Say-on-Pay” vote is an advisory vote only and is not binding on the Company, the HC&C Committee or the Board. However, the Board and the HC&C Committee will consider the result of the “Say-on-Pay” vote in future compensation decisions for NEOs. The next “Say-on-Pay” vote will be held at our 2025 annual meeting of shareholders.

The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to approve the advisory vote on named executive officer compensation. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. If you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

The Board of Directors recommends a vote FOR the resolution approving, on an advisory basis, the compensation of the Company’s NEOs as described in this Proxy Statement.

60	2024 PROXY STATEMENT

OTHER INFORMATION

Admission

We do not require tickets for admission to the Annual Meeting but do limit attendance to shareholders on the Record Date or their proxy holders. Please bring proof of your Company stock ownership, such as a current brokerage statement, and photo identification. Only shareholders or their valid proxy holders may attend the Annual Meeting.

Voting Information

Who Can Vote. The Company has one class of voting stock outstanding: Common Stock. If you were a record owner of Common Stock on April 10, 2024, the Record Date for voting at the Annual Meeting, you are entitled to vote at the Annual Meeting. At the close of business on April 10, 2024, there were 12,609,973 shares of Common Stock issued and outstanding and entitled to vote. Each share of Common Stock has one vote.

How to Vote. You can vote your shares either (1) by proxy, or (2) in person at the Annual Meeting by written ballot. If you choose to vote by proxy, you may do so by mail, using the internet or by telephone. Even if you plan to attend the Annual Meeting, the Board recommends that you vote by proxy.

Voting by Proxy. Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number of shareholders be represented by proxy. You may vote your proxy by mail, using the internet or by telephone, each as more fully explained below. In each case, we will vote your shares as you direct. When you vote your proxy, you can specify whether you wish to vote for or against or abstain from voting on each nominee for Director; the ratification of the selection of EY as the Company’s independent registered public accounting firm for fiscal 2024; and on an advisory basis, the approval of the fiscal 2023 compensation for the Company’s named executive officers.

If any other matters are properly presented for consideration at the Annual Meeting, the persons named on the voting website and your proxy card as the Proxy Committee (the “Proxy Committee”) will have discretion to vote for you on those matters. At the time this Proxy Statement was printed, we knew of no other matters to be raised at the Annual Meeting. Attending the Annual Meeting alone will not be deemed to revoke your proxy.

●	Vote by Mail

You can vote your shares by completing and mailing the enclosed proxy card to us so that we receive it before 11:59 p.m. (Eastern Daylight Time) on Tuesday, May 21, 2024.

●	Vote by Internet

You can vote your shares via the internet on the voting website, which is www.voteproxy.com. Internet voting is available 24 hours a day, seven days a week, until 11:59 p.m. (Eastern Daylight Time) on Tuesday, May 21, 2024. Our internet voting procedures are designed to authenticate shareholders through individual control numbers. If you received a proxy card in the mail and choose to vote via the internet, you do not need to return your proxy card.

●	Vote by Telephone

If you reside in the United States, Canada or Puerto Rico, you can also vote your shares by telephone by calling the toll-free number provided on the voting website www.voteproxy.com and on the proxy card. Telephone voting is available 24 hours a day, seven days a week, until 11:59 p.m. (Eastern Daylight Time) on Tuesday, May 21, 2024. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders through individual control numbers. If you received a proxy card in the mail and choose to vote by telephone, you do not need to return your proxy card.

2024 PROXY STATEMENT	61

OTHER INFORMATION

Voting in Person at the Annual Meeting. If you wish to vote in person at the Annual Meeting, written ballots will be available from the ushers at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. Voting by proxy, whether by mail, using the internet or by telephone, will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if you vote by proxy and also attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote. Attending the Annual Meeting alone will not be deemed to revoke your proxy.

Revocation of Proxies. You can revoke your proxy at any time before it is exercised at the Annual Meeting by taking any one of the following actions: (1) you can follow the instructions given for changing your vote using the internet or by telephone or deliver a valid written proxy with a later date; (2) you can notify the Corporate Secretary of the Company in writing that you have revoked your proxy (using the address in the Notice of Annual Meeting of Shareholders above); or (3) you can vote in person by written ballot at the Annual Meeting.

Quorum. To carry on the business of the Annual Meeting, a minimum number of shares, constituting a quorum, must be present. The quorum for the Annual Meeting is a majority of the outstanding shares of Common Stock of the Company entitled to vote at the Annual Meeting. This majority may be present in person or by proxy. Abstentions and “broker non-votes” (which are explained below) are counted as present to determine whether there is a quorum for the Annual Meeting.

Broker Non-Votes. A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have authority to vote on that proposal and has not received voting instructions from you. “Broker non-votes” are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal (but, are counted for purposes of determining whether a quorum for the Annual Meeting exists).

Street Name Shareholders. If you are a beneficial owner whose shares are held by a broker, your broker has discretionary voting authority to vote your shares for the ratification of EY, even if your broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on any of the other matters to be voted on at the Annual Meeting without instructions from you, in which case a broker non-vote will occur. It is important that you instruct your broker on how to vote your shares.

Householding. Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement and annual report may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of any of these documents to you if you request one by writing, calling or emailing as follows: Investor Relations, The Children’s Place, Inc., 500 Plaza Drive, Secaucus, New Jersey 07094; telephone number (201) 558-2400 ext. 14500; or email investor_relations@childrensplace.com. If you want to receive separate copies of the annual report or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address, phone number or email address.

Shareholders of Record. If you are a registered shareholder and do not vote by internet or telephone, or return your voted proxy card, your shares will not be voted. If you submit your proxy card with an unclear voting designation or no voting designation at all, your shares will be voted in favor of the particular proposal by the Proxy Committee.

Confidential Voting. All proxies, ballots and vote tabulations that identify shareholders are confidential. An independent tabulator will receive, inspect and tabulate your proxy whether you vote by mail, using the internet or by telephone. Your vote will not be disclosed to anyone other than the independent tabulator without your consent, except if doing so is necessary to meet legal requirements.

62	2024 PROXY STATEMENT

OTHER INFORMATION

Voting in Director Elections. Under the Company’s Charter, in an uncontested election for Directors (i.e., an election where there are the same number of nominees as seats on the Board up for election), Directors must be elected by a majority of the votes cast at the Annual Meeting. A majority of votes cast is defined to mean that the number of shares voted “for” a Director’s election exceeds 50% of the total number of votes cast “for” and “against” the election of the nominee. Accordingly, an abstention or a withholding of authority to vote for a particular Director nominee will not count for or against that nominee.

If a Director nominee who is an incumbent Director is not re-elected by a majority of the votes cast as set forth above, and no successor has been elected at the Annual Meeting, the Company’s Corporate Governance Guidelines require the Director to promptly offer to tender his or her resignation to the Board.

The CRS&G Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation or to take other action. The Board will act on the tendered resignation, taking into account the Committee’s recommendation, and will publicly disclose its decision and rationale within 90 days from the date of certification of the election results. The Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other information that it considers appropriate or relevant. The Director who tenders his or her resignation shall not participate in the recommendation of the Committee or the decision of the Board with respect to the acceptance or rejection of his or her resignation.

If a Director’s resignation is accepted by the Board, or if a nominee who is not an incumbent Director is not elected, then the Board in its discretion may determine either to fill such vacancy or to reduce the size of the Board.

In contested elections, where there are more nominees than seats on the Board up for election, Directors are elected by a plurality vote. This means that, to the extent of the number of then-available seats on the Board, the nominees who receive the most votes of all the votes cast for Directors will be elected.

Required Vote

Proposal 1: Election of Six Members of the Board of Directors. Each of the Director nominees who receives at least a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be elected. Votes cast are votes for or against each nominee and exclude abstentions and withheld authority. This means that if you abstain from voting or withhold authority to vote for a particular nominee, your vote will not count for or against the nominee. As more fully described in “Voting in Director Elections” above, any nominee in this election who does not receive a majority of the votes cast must promptly offer to tender his or her resignation to the Board. The CRS&G Committee will then consider the resignation and make a recommendation to the Board. As discussed above, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of each of the nominees. Also, as discussed above, if your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to ratify the selection of the independent registered public accounting firm. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. As discussed above, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. Also, as discussed above, if your broker holds your shares, your broker is entitled to vote your shares in favor of or against this proposal.

2024 PROXY STATEMENT	63

OTHER INFORMATION

Proposal 3: Advisory Vote on Named Executive Officer Compensation. The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to approve the advisory vote on named executive officer compensation. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. As discussed above, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. Also, as discussed above, if your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

Future Shareholder Proposals

Under the rules of the SEC, if you wish us to include a proposal in the proxy statement for next year’s Annual Meeting, we must receive it no later than December 20, 2024.

Under our Bylaws, if you wish to submit a proposal for consideration at next year’s annual meeting of shareholders, the Corporate Secretary of the Company must receive your proposal not less than 90 days nor more than 120 days prior to May 22, 2025 (the anniversary date of the immediately preceding annual meeting of shareholders); provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs.

You may obtain a copy of our Bylaws from the Corporate Secretary of the Company. These requirements apply to any matter that a shareholder wishes to raise at the annual meeting of shareholders other than pursuant to the procedures set forth in Rule 14a-8 under the Exchange Act.

Nominations for Director

Nominations for Directors of the Company may be made at an annual meeting of shareholders by the Board or by any shareholder of the Company who complies with the information and timely notice requirements of the Bylaws. In addition, the CRS&G Committee will consider Director nominees recommended by shareholders in writing if such candidates meet our criteria for Board membership. The deadline for nominations for next year’s annual meeting of shareholders is the same as described above under “Future Shareholder Proposals”.

Cost and Methods of Soliciting Proxies

We pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited in person by our employees, or by mail, courier, telephone, facsimile or e-mail. In addition, we have retained MacKenzie Partners, Inc. to perform proxy solicitation services for us, involving conducting bank/broker searches, distributing proxy solicitation materials to shareholders, providing information to shareholders from the materials, and soliciting proxies by mail, courier, telephone, facsimile and e-mail. In connection with its retention, MacKenzie Partners, Inc. has agreed to provide consulting and analytic services upon request. We will pay a fee of approximately $16,000 to MacKenzie Partners, Inc., plus out-of-pocket expenses for these services.

64	2024 PROXY STATEMENT

OTHER INFORMATION

Available Information

The Company’s corporate website address is http://corporate.childrensplace.com. The information contained on the Company’s website is not included as a part of, or incorporated by reference into, this Proxy Statement. The Company makes available, free of charge on its website, its annual reports on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company has electronically filed such material with, or furnished it to, the SEC. Also available on the Company’s website are the Company’s Corporate Governance Guidelines, Code of Business Conduct, Anti-Corruption Policy, Insider Trading Policy, Clawback Policy, Equity Award Grant Policy and the charters of the Board Committees. Hard copies of these materials are also available free of charge from the Company’s Investor Relations department.

Other Business

As of the date of this Proxy Statement’s printing, we do not intend to submit any matters to the Annual Meeting other than those set forth herein, and we know of no additional matters that will be presented by others.

By order of the Board of Directors,

Jared E. Shure

Senior Vice President, General Counsel and Corporate Secretary

The Children’s Place, Inc.

500 Plaza Drive

Secaucus, New Jersey 07094

May 6, 2024

2024 PROXY STATEMENT	65

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ANNEX A

The Children’s Place, Inc.
Reconciliation of Non-GAAP (Adjusted)
to GAAP Financial Information

(In thousands, except per share amounts)
(Unaudited)

	Year-to-Date Ended
	February 3, 2024	January 28, 2023	January 29, 2022
Net income (loss)	$(154,541)	$(1,138)	$187,171
Non-GAAP adjustments:
Asset impairment charges	34,543	3,256	1,506
Restructuring charges	10,458	1,897	2,345
Fleet optimization	3,086	1,215	2,375
Provision for legal settlement	3,000	375	—
Contract termination costs	2,961	—	750
Accelerated depreciation	1,959	746	2,858
Credit agreement amendment	1,762	—	—
Settlement agreement	(6,461)	—	—
Professional and consulting fees	—	721	—
Provision for foreign settlement	—	375	—
Incremental COVID-19 operating expenses	—	—	3,085
Loss on debt refinancing	—	—	3,679
Aggregate impact of Non-GAAP adjustments	51,308	8,585	16,598
Income tax effect(1)	(80)	(2,162)	(4,523)
Settlement of tax examination	—	(6,379)	—
Net impact of Non-GAAP adjustments	51,228	44	12,075
Adjusted net income (loss)	$(103,313)	$(1,094)	$199,246
GAAP net income (loss) per common share	($12.36)	($0.09)	12.59
Adjusted net income (loss) per common share	($8.26)	($0.08)	13.40

(1)	The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides, adjusted for the impact of any valuation allowance.

2024 PROXY STATEMENT	A-1

ANNEX A

	Year-to-Date Ended
	February 3, 2024	January 28, 2023	January 29, 2022
Operating Income (Loss)	$(83,798)	$(1,530)	$275,648
Non-GAAP adjustments:
Asset impairment charges	34,543	3,256	1,506
Restructuring charges	10,458	1,897	2,345
Fleet optimization	3,086	1,215	2,375
Provision for legal settlement	3,000	375	—
Contract termination costs	2,961	—	750
Accelerated depreciation	1,959	746	2,858
Credit agreement amendment	1,762	—	—
Settlement agreement	(6,461)	—	—
Professional and consulting fees	—	721	—
Provision for foreign settlement	—	375	—
Incremental COVID-19 operating expenses	—	—	3,085
Aggregate impact of Non-GAAP adjustments	51,308	8,585	12,919
Adjusted operating income (loss)	$(32,490)	$7,055	$288,567

	Year-to-Date Ended
	February 3, 2024	January 28, 2023	January 28, 2022
Net Sales	$1,602,508	$1,708,482	$1,915,364
GAAP Operating Margin	(5.2)%	(0.1)%	14.4%
Non-GAAP (Adjusted) Operating Margin	(2.0)%	0.4%	15.1%

A-2	2024 PROXY STATEMENT

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Important Notice Regarding the Availability of Proxy Materials for the
Stockholders Meeting to Be Held on May 22, 2024:

The proxy statement and form of proxy distributed by the Board of Directors and the
Company’s Form 10-K Annual Report for the fiscal year ended February 3, 2024 are available at http://corporate.childrensplace.com under the section “Investor Relations.”

0

THE CHILDREN’S PLACE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE CHILDREN’S PLACE, INC.

The undersigned hereby appoints Sheamus Toal and Jared Shure (the “Proxy Committee”), and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of The Children’s Place, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of The Children’s Place, Inc. to be held at 500 Plaza Drive, Secaucus, New Jersey 07094, on Wednesday, May 22, 2024, at 8:30 a.m., Secaucus New Jersey time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

The proxies shall vote subject to the directions indicated on the reverse side of this card, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting to the extent permitted by Rule 14a-4(c) under the Exchange Act. The undersigned hereby revokes all proxies previously given.

If no specification is made, this proxy will be voted with respect to item (1) FOR the Board of Directors’ nominees listed, (2) FOR ratification of the selection of Ernst & Young LLP as independent registered public accounting firm of the Company for the fiscal year ending February 1, 2025 and (3) FOR the approval, on an advisory basis, of executive compensation.

(Continued and to be signed on the reverse side)

1.1	14475

ANNUAL MEETING OF STOCKHOLDERS OF

THE CHILDREN’S PLACE, INC.

May 22, 2024

GO GREEN

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Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

  Please detach along perforated line and mail in the envelope provided.

052224

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

The Board of Directors recommends a vote “FOR” each of the nominees for director.
1.	To elect the persons listed below to serve as directors of The Children’s Place, Inc. for a one-year term and in each case until his or her successor is duly elected and qualified.
		FOR	AGAINST	ABSTAIN
	Turki Saleh A. AlRajhi	☐	☐	☐
	Hussan Arshad	☐	☐	☐
	Douglas Edwards	☐	☐	☐
	Jane Elfers	☐	☐	☐
	Muhammad Asif Seemab	☐	☐	☐
	Muhammad Umair	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.					☐
The Board of Directors recommends a vote “FOR” proposals 2 and 3.
		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of The Children’s Place, Inc. for the fiscal year ending February 1, 2025.	☐	☐	☐
3.	To approve, by non-binding vote, executive compensation as described in the proxy statement.	☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.